Exhibit 2.3

EXECUTION COPY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED

TERMINATION

AND

TRANSITION AGREEMENT

by and between

BioMarin Pharmaceutical Inc.,
a Delaware corporation,

and

Ares Trading S.A.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Page

ARTICLE I.	definitions2
ARTICLE II.	TERMINATION OF LICENSE AGREEMENT14
Section 2.01	Termination of License Agreement14
ARTICLE III.	TRANSFER of rights and interests in aSSETS; TRANSFER CONSIDERATION14
Section 3.01	Transferred Assets14
Section 3.02	Assumed and Excluded Liabilities15
Section 3.03	Transfer Consideration16
Section 3.04	Milestone Payments16
Section 3.05	Inventory Payment18
Section 3.06	Late Payments19
ARTICLE IV.	DELIVERIES; TRANSFERS AND ASSIGNMENTS19
Section 4.01	Transferred Assets19
Section 4.02	Regulatory Transfer Letters19
Section 4.03	Safety Data Exchange20
Section 4.04	Transitional Trademark License20
Section 4.05	Merck Serono Background Technology21
Section 4.06	Non-Assignable Assets21
ARTICLE V.	TRANSITION SERVICES22
Section 5.01	Transition Services22
Section 5.02	Performance of Transition Services23
Section 5.03	Cost of Transition Services24
Section 5.04	Transition Management24
Section 5.05	Transfer Cooperation24
ARTICLE VI.	COVENANTS25
Section 6.01	Access and Information25
Section 6.02	Conduct of the Product Business26

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(continued)

Page

Section 6.03	Competition Filings28
Section 6.04	Notification of Certain Matters28
Section 6.05	Rebates, Chargebacks, Returns and Adjustments29
Section 6.06	Regulatory Responsibilities30
Section 6.07	Tax Matters32
Section 6.08	No Competition34
Section 6.09	Non-Solicitation35
Section 6.10	Accounts Receivable and Payable35
Section 6.11	Risk of Loss36
Section 6.12	Subsequent Transfer of Transferred Assets36
Section 6.13	Further Assurances37
ARTICLE VII.	REPRESENTATIONS AND WARRANTIES37
Section 7.01	Representations and Warranties of Merck Serono37
Section 7.02	Representations and Warranties of BioMarin40
ARTICLE VIII.	INDEMNIFICATION41
Section 8.01	Indemnification41
ARTICLE IX.	CONFIDENTIALITY45
ARTICLE X.	TERMINATION47
Section 10.01	Termination47
Section 10.02	Notice of Termination48
Section 10.03	Effect of Termination48
Section 10.04	Withdrawal of Certain Filings49
ARTICLE XI.	MISCELLANEOUS49
Section 11.01	Entire Agreement49
Section 11.02	Controlling Law; Venue; Specific Performance49
Section 11.03	Notices50
Section 11.04	Publicity51

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(continued)

Page

Section 11.05	Use of Names, Trade Names and Trademarks51
Section 11.06	Accounting Procedures51
Section 11.07	Waiver of Jury Trial52
Section 11.08	Expenses52
Section 11.09	Bulk Sales Statutes52
Section 11.10	Assignment52
Section 11.11	Amendments and Waivers52
Section 11.12	Severability52
Section 11.13	Undertakings of Affiliated Companies53
Section 11.14	Approvals53
Section 11.15	Counterparts53
Section 11.16	Interpretation53

Schedules

Schedule 1.25 Existing Clinical Trials

Schedule 1.37 Inventory Pricing Terms

Schedule 3.01(d)Assigned Contracts (as updated hereto)

Schedule 3.04Merck Serono Bank Account and Wire Transfer Instructions

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED

TERMINATION AND TRANSITION AGREEMENT

This Amended and Restated Termination and Transition Agreement (this “Agreement”), dated as of December 23, 2015 and is effective as of October 1, 2015 (such effective date, the “Agreement Date”), is made by and among BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”) and Ares Trading S.A., a corporation organized under the laws of Switzerland (“Merck Serono”).  BioMarin and Merck Serono are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BioMarin and Merck Serono are parties to the Development, License and Commercialization Agreement, dated May 13, 2005, as amended on December 10, 2007 (as amended, the “License Agreement”), pursuant to which BioMarin granted Merck Serono an exclusive license to commercialize pharmaceutical products containing Kuvan and Pegvaliase in the Territory;

WHEREAS, pursuant to its rights under the License Agreement, Merck Serono has been commercializing Kuvan in the Territory;

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into a Termination Agreement with respect to Pegvaliase (the “Pegvaliase Termination Agreement”);

WHEREAS, BioMarin and Merck Serono mutually desire to terminate the License Agreement with respect to Kuvan as set forth in this Agreement;

WHEREAS, in connection with the termination of the License Agreement, Merck Serono desires to transfer to BioMarin certain rights and assets relating to Kuvan and certain of Merck Serono’s related obligations relating to Kuvan, and BioMarin desires to accept such rights, assets and obligations;

WHEREAS, the Parties anticipate that BioMarin will require certain services from Merck Serono relating to Kuvan, which services Merck Serono has agreed to conduct for a period of time as provided herein;

WHEREAS, in consideration for Merck Serono relinquishing its rights under the License Agreement and transferring certain rights and assets to BioMarin with respect to Kuvan, BioMarin is willing to grant Merck Serono certain rights and make certain payments to Merck Serono, all as provided herein;

WHEREAS, Parties entered into a Termination and Transition Agreement, dated as of October 1, 2015 (the “Original Agreement”), relating to the foregoing and wish to amend and restate the Original Agreement in its entirety to clarify certain rights and obligations of the Parties under the Original Agreement, as set forth herein;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

WHEREAS, in connection with entering into this Agreement, the Parties are entering into an amendment to the License Agreement to clarify certain rights and obligations of the Parties under the License Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE I.  DEFINITIONS

Section 1.01“Adjustments” means adjustments made by a Governmental Body or Third Party with respect to any Rebates, Chargebacks and returns relating to Products.

Section 1.02“Adverse Event” means, with respect to a Product, any untoward medical occurrence in a patient or clinical trial subject who was administered a Product and which does not necessarily have a causal relationship with the administration of such Product, including those events or experiences that are required to be reported to the relevant Governmental Bodies under corresponding Law, including, but not limited to, Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 on the approximation of the laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use (the “Clinical Trials Directive”).

Section 1.03“Affiliate” means any Entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, BioMarin or Merck Serono, as the case may be.  For the purposes of this definition, a Party shall be deemed to have “control” if such Party (a) owns, directly or indirectly, 50% or more of (i) the voting stock or shareholders’ equity of a corporation, (ii) the partnership interests in a partnership, or (iii) the membership interests in a limited liability company, or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Entity or the power to elect more than 50% of the members of the governing body of the Entity.

Section 1.04“BioMarin Regulatory Transfer Letters” means the letters to the EMA or other Governmental Bodies, the form of which to be mutually agreed to by the Parties, accepting the transfer of the rights to the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations from Merck Serono and its Affiliates, and such other letters or submissions, in forms agreed upon by the Parties prior to the Transfer Time, to the EMA or other Governmental Bodies accepting the transfer of the rights to the other Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations.

Section 1.05“Business Day” means any day excluding Saturday, Sunday and any day which in any of the State of New York, State of California, or Aubonne, Switzerland, is a legal holiday or a day on which banking institutions are authorized by law to close.

Section 1.06“cGCP” means the current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines titled “Guidance for Industry

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

E6 Good Clinical Practice: Consolidated Guidance,” including related requirements imposed by Clinical Trials Directive, Commission Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice with respect to investigational medicinal products for human use, as well as the requirements for authorisation of the manufacturing or importation of such products (the “GCP Directive”), and other equivalent foreign regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

Section 1.07“cGLP” means the current good laboratory practices within the meaning of Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (Codified Version) (together the “GLP Directives”) and other equivalent regulations or standards, as applicable, as such current good laboratory practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

Section 1.08“cGMP” means, as applicable, those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including Commission Directive 2003/94/EC of 8 October 2003 laying down principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use (the “GMP Directive”), the EU Guidelines to Good Manufacturing Practice for medicinal products for human use, as well as the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services) and the Pharmaceutical Inspection Convention.

Section 1.09“Chargebacks” means all chargebacks, credits, reimbursements and related adjustments, in each case other than Rebates, that are charged by wholesalers, group purchasing organizations, managed care entities, distributors and other selling agents.

Section 1.10“Code” means the Internal Revenue Code of 1986.

Section 1.11“Combination Product” means a product containing a Product together with one or more other active ingredients, devices, equipment or components that are themselves not Products.

Section 1.12“Commercially Reasonable Efforts” means, [*].

Section 1.13“Contract” means any written contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.

Section 1.14“Control” or “controlled” means, with respect to [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.15“Copyrights” means all copyrights (whether in published or unpublished works), rights in databases and data collections, mask work rights, rights in software and web site content, rights to compilations and collective works, rights to derivative works of any of the foregoing, registrations and applications for registration for any of the foregoing and renewals or extensions thereof, and moral rights and economic rights in the foregoing.

Section 1.16“Datawebsite” means Merck Serono’s virtual data room for the termination of the License Agreement for the Milestone Products hosted by Intralinks.

Section 1.17[*].

Section 1.18“Domain Names” means internet domain names registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet and all applications and rights of renewal for any of the foregoing.

Section 1.19“EMA” means the European Medicines Agency or any successor agency.

Section 1.20“Encumbrance” means any claim, mortgage, pledge, assessment, security interest, option, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future, but excluding any Permitted Encumbrance.

Section 1.21“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Section 1.22“European Commission” means the European Commission or any successor agency that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.

Section 1.23“Excluded BioMarin Tax Liabilities” means liabilities for (a) Taxes of BioMarin, (b) Taxes that relate to the Transferred Assets or the Product Business for Taxable periods (or portions thereof) after the Transfer Time, as the case may be, (c) Taxes allocable to BioMarin pursuant to  Section 6.07(b)(ii), or (d) BioMarin’s share of the Transfer Taxes as set forth in Section 6.07(b)(i).

Section 1.24“Excluded Merck Serono Tax Liabilities” means liabilities for (a) Taxes of Merck Serono, (b) Taxes that relate to the Transferred Assets or the Product Business for Taxable periods (or portions thereof) ending on or before the Transfer Time, including Taxes allocable to Merck Serono pursuant to Section 6.07(b)(ii), or (c) Merck Serono’s share of the Transfer Taxes as set forth in Section 6.07(b)(i).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.25“Existing Clinical Trials” means the ongoing clinical trial commitments set forth on Schedule 1.25, which schedule lists the applicable study title, study number, protocol number (if different from any study number).

Section 1.26“Exploit” or “Exploitation” means to manufacture, have manufactured, import, export, use, have used, sell, offer for sale, have sold, research (including through clinical trials), develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

Section 1.27“FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

Section 1.28“Field” means all therapeutic, diagnostic or preventative uses.

Section 1.29“FTE” means a full-time equivalent person year consisting of a total of 1,600 hours of work spent on the Transition Services.

Section 1.30“FTE Rate” means rate of [*] per FTE per annum, subject to proportional adjustment for any FTE that spends less than [*] hours of work on the Transition Services. Such rate includes all salaries, benefits and other indirect costs of personnel, all routine supplies, and all overhead allocations.

Section 1.31 “GAAP” means generally accepted accounting principles in the United States.

Section 1.32“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) any institution of the European Union or any agency thereof; (c) federal, state, local, municipal, foreign or other government; (d) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal, Institutional Review Board (“IRB”) or Ethics Committee (“EC”)); (e) multi-national or supranational organization or body; or (f) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Section 1.33 “IND” means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312, an application to conduct a clinical trial in accordance with the Clinical Trials Directive or any other corresponding application for Regulatory Approval of a clinical trial, including IRB or EC approval.

Section 1.34“Indication” means the treatment or prevention of a generally acknowledged disease or medical condition, a significant manifestation of a disease or medical

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

condition, or symptoms associated with a disease or medical condition.  For the avoidance of doubt, the treatment of different medical conditions in patients having the same underlying disease shall not be treated as the same Indication (for example the treatment of cardiac disease and retinopathy in patients with diabetes), while the treatment of the same condition in variants of a single disease shall be treated as the same Indication (for example the treatment of elevated blood phenylalanine in classical PKU, moderate PKU, and hyperphenylalaninemia (HPA) are all one Indication).

Section 1.35“Intellectual Property” means Copyrights, Domain Names, Patent Rights, Trademarks, trade secret rights, industrial property rights or other intangible property rights in Know-How, other intellectual property, industrial property or other rights in intangibles recognized by a Governmental Body, all rights to enforce rights in and to collect damages for past, present and future violations of the foregoing, and all goodwill associated with any of the foregoing.

Section 1.36“Inventory” means (a) all inventory of finished pharmaceutical product owned by Merck Serono or any of its Affiliates, whether or not labeled and (b) all Product-related supplies, packaging and labeling material.

Section 1.37“Inventory Amount” means an amount equal to the inventory of Kuvan transferred and delivered by Merck Serono to BioMarin, on a case by case basis related to each Inventory Statement, pursuant to the requirements of this Agreement, based on the pricing terms set forth on Schedule 1.37.

Section 1.38“Know-How” means unpublished inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, genetic sequences, recipes, compositions, molecules, cell lines, biological materials, patterns, compilations, data collections, diagrams, drawings, blueprints, mask works, devices, methods, techniques, bioassays, processes, know-how, instructions, configurations, prototypes, samples, procedures, specifications, technology, trade secrets, experiment results, test results, confidential information, proprietary information, customer lists, source code and technical information, and moral and economic rights of authors and inventors in any of the foregoing.

Section 1.39“Kuvan” means the approved pharmaceutical product containing sapropterin dihydrochloride licensed by BioMarin to Merck Serono under the License Agreement (formerly referred to as “Phenoptin”).

Section 1.40“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.  For purposes of this Agreement, “Laws” shall include [*].

Section 1.41“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.42 “MA” means a marketing authorization issued by the requisite Regulatory Agency of any jurisdiction in the Territory authorizing the commercial sale of a Product for a particular Indication in such jurisdiction.

Section 1.43“MAA” means an application filed with the requisite Regulatory Agency of any jurisdiction in the Territory requesting Regulatory Approval authorizing the commercial sale of a Product for a particular Indication in such jurisdiction.

Section 1.44"Major European Countries" means France, Germany, Italy, The United Kingdom and Spain.

Section 1.45“Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other such changes, events or occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on or change in the assets, business, results of operations or condition (financial or otherwise) of the Product Business, taken as a whole; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include any of the following: (i) changes or effects that generally affect the industry or industries in which the Product Business operates [*]; (ii) changes in securities markets, interest rates or general economic, regulatory or political conditions, including acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (iii) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement; (iv) changes or effects due to changes (or proposed or prospective changes) in any Laws affecting the Product Business or the Transferred Assets; (v) changes in GAAP, IFRS or other applicable accounting regulations and principles or the interpretation thereof; or (vi) [*].

Section 1.46 “Merck Serono Background Technology” means (a) all inventions, discoveries, Know-How, methods, processes, data, information, technology, research tools, compositions, formulas and tangible materials controlled by Merck Serono or its Affiliates that (i) as of the initial date of the License Agreement, Merck Serono knew or should have known (based on at least preliminary data) to be necessary for Merck Serono’s development obligations under the License Agreement, (ii) are necessary for BioMarin, its Affiliates and sublicensees to develop, use, sell, offer to sell, or import the Products, (iii) is or were used by Merck Serono in connection with any of the Products, or (iv) other than Project Technology, were actually used by Merck Serono or its Affiliates, during and in the course of Merck Serono’s development obligations under the License Agreement (collectively, the “Merck Serono Technology”); (b) other than Project Technology, any and all improvements to the Merck Serono Technology, to the extent invented, discovered, developed or otherwise generated by Merck Serono or its Affiliates directly through Merck Serono’s development obligations under the License Agreement; and (c) all Patent Rights, trade secrets, and other Intellectual Property rights anywhere in the world in and to any of the Merck Serono Technology and improvements thereto described in clauses (a) and (b).

Section 1.47“Merck Serono Marks” means the trade names, corporate names and corporate logos of Merck Serono or Merck Serono’s Affiliates that are used by Merck Serono or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any of Merck Serono’s Affiliates in connection with the Product Business prior to or as of the Transfer Time, but that are not a Transferred Intellectual Property.

Section 1.48“Merck Serono Regulatory Transfer Letters” means the letters to the EMA and other Governmental Bodies, the form of which to be mutually agreed to by the Parties, seeking the transfer of the rights to the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations from Merck Serono and its Affiliates to BioMarin or its designated Affiliate, and such other letters or submissions, in forms agreed upon by the Parties prior to the Transfer Time, to the EMA or other Governmental Bodies transferring the rights to the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations.

Section 1.49“Milestone Expiration Date” means [*].

Section 1.50"Milestone Products" means any product or products incorporating Kuvan or Pegvaliase as an active pharmaceutical ingredient, either alone or with one or more other pharmaceutical ingredients [*].

Section 1.51“Multiple Products Sale” means the sale of a Milestone Product for an Indication by BioMarin that is associated, by Contract or course of dealing, with the use or sale of one or more other products or services.

Section 1.52“Net Sales” means the gross invoiced sales price of a Milestone Product billed by BioMarin, its Affiliates or sublicensees or agents (which may include Merck Serono) to independent Third Party customers (other than sublicensees), including without limitation, Merck Serono or its Affiliates or other distributors other than BioMarin, its Affiliates or sublicensees in fully legitimate, bona fide arm’s length transactions, less, to the extent such amounts are included in the gross invoiced sales price and to the extent that such invoices relate to such Milestone Product, actual: [*].

If a Milestone Product is sold in the form of a Combination Product, then for the purpose of calculating Net Sales under this Agreement on sales of the Combination Product, Net Sales shall be an amount equal to [*].

If the Milestone Product component of such Combination Product is not sold separately within the Territory then, for purposes of the foregoing calculation: [*].

If the Milestone Product is sold in a Multiple Products Sale, then the Net Sales price of the Milestone Product sold in a Multiple Products Sale shall [*].

Any amounts received on account of transfers of Milestone Product between BioMarin, its Affiliates or Sublicensees will be excluded from the calculation of Net Sales, and Net Sales will be calculated based on the final sale of such transferred product by BioMarin, its Affiliates or Sublicensees to any Third Party.  Transfers or dispositions of the Milestone Products for charitable or promotional purposes or for preclinical, clinical, manufacturing, regulatory or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

governmental purposes shall not be deemed to be “sales.”  Further, sales of Milestone Products under limited access, named patient programs shall be considered “sales.”

Section 1.53“Orphan Designations” means the orphan drug designations granted by the European Commission, and/or any other similar agencies in the Territory designating the Products as an orphan medicinal product or similar designation.

Section 1.54“Patent Rights” means (a) all national, regional and international applications for patent or other indicia of ownership of a design, industrial property, invention or discovery issued by a Governmental Body, including provisional patent and utility model applications; (b) all applications claiming priority, directly or indirectly, from any of the foregoing, including divisionals, continuations, continuations-in-part, converted provisionals, continued prosecution applications and other pre-issue forms of any of the foregoing described in clauses (a) and (b); (c) any and all patents or other indicia of ownership of a design, industrial property, invention or discovery issued by a Governmental Body that have issued or in the future issue from any of the foregoing described in clauses ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like), and other post-issue forms of any of the foregoing described in clauses ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of the foregoing described in clauses (a) – (d).

Section 1.55“Pegvaliase” means an investigational medicinal product containing pegylated recombinant phenylalanine ammonia lyase enzyme licensed by BioMarin to Merck Serono under the License Agreement.

Section 1.56“Permitted Encumbrance” means [*].

Section 1.57“Person” means any individual, Entity or Governmental Body.

Section 1.58“PKU” means the inability of the body to metabolize the essential amino acid, phenylalanine.

Section 1.59“Proceeding” means any claim, action, suit, litigation, arbitration, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Section 1.60“Product” or “Products” means any product or products incorporating Kuvan as an active pharmaceutical ingredient, either alone or with one or more other pharmaceutical ingredients [*].

Section 1.61 “Product Business” means the Exploitation of the Products as conducted by Merck Serono as of the Agreement Date and as contemplated to be conducted in the future.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 1.62“Product Promotional Materials” means, to the extent in the possession or control (whether by ownership or other rights) of Merck Serono or any of its Affiliates, in written or electronic form, the advertising, promotional and media materials, medical education and informational materials, sales training materials (including related quizzes and answers, if any), point of sales materials, existing customer lists, co-pay cards, trade show materials, including materials containing clinical data, if any, in each case [*] used for the commercialization of a Product where the Product is approved for commercial sale (including any such materials included in the Regulatory Documentation).

Section 1.63“Product Records” means, in any written or electronic form, all (a) books and records to the extent [*] related to a Product or to the Product Business (other than the Regulatory Documentation) and to the extent in the possession or control of Merck Serono or any of its Affiliates and reasonably necessary to Exploit a Product as Exploited, or expected to be Exploited, by or on behalf of Merck Serono as of the Transfer Time, including customer lists, vendor and supplier lists and correspondence, and training materials, and (b) of the following items to the extent related to a Product:  (i) copies of all applicable technical reports, including characterization reports and development reports, (ii) data contained in laboratory notebooks related to a Product, and (iii) batch documentation (including copies of executed batch records and disposition packages) for the Inventory.  Product Records shall not include (x) human resources and any other employee books and records, (y) any financial, Tax and accounting records to the extent not related to a Product, and (z) any items to the extent Law prohibits their transfer.

Section 1.64“Project Technology” means all inventions, discoveries, Know-How, methods, processes, data, information, technology, research tools, compositions, tangible materials (including, without limitation, vectors, proteins, assays and the like) and formulas that were invented, discovered, developed or otherwise generated by either BioMarin or Merck Serono, their respective Affiliates or both BioMarin and Merck Serono jointly pursuant to the License Agreement, and all Patent Rights, trade secrets, and other Intellectual Property rights therein and thereto anywhere in the world.  [*].

Section 1.65“Rebates” means rebates, price reductions, administrative fees and related adjustments charged by federal, state and local governmental programs and their participants, and by health plans, insurance companies, mail service pharmacies and health care providers based upon the utilization and sales of the Products, and service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of the Products.

Section 1.66“Regulatory Agency” means (a) the EMA, (b) the European Commission, or (c) any other Governmental Body with comparable regulatory authority in any other jurisdiction anywhere in the world.

Section 1.67“Regulatory Approval” means, with respect to the Products, any and all approvals (including supplements and amendments thereto and INDs), licenses, registrations (including any manufacturing establishment registrations) or authorizations (including a MA), and all applications or submissions related to any of the foregoing, of any Governmental Body

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

necessary or obtained to conduct clinical trials, commercially distribute, sell or market the Products, as applicable, including, where applicable, (a) pricing or reimbursement approvals, (b) pre- and post-approval marketing authorizations, (c) labeling approvals, and (d) Orphan Designations.

Section 1.68“Regulatory Documentation” means, with respect to the Products, in any written or electronic form, all (a) documentation comprising the Regulatory Approvals or Orphan Designations, (b) dossiers, reports, supplements, records, data and other materials or correspondence filed with or received from any Governmental Body, including the EMA, relating to the Regulatory Approvals or application or submission for obtaining a Regulatory Approval or Orphan Designations, (c) reports, supplements, records, data and other materials and correspondence related to the Products and reasonably necessary to, or otherwise limiting the ability to, manufacture, commercially distribute, sell, market or otherwise Exploit the Product, including minutes and official contact reports relating to any communications with any Governmental Body, and relevant supporting documents with respect thereto, including all regulatory drug lists, currently used final advertising and promotion documents, Adverse Event files and complaint files, pharmacovigilance records and studies, (d) clinical data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from Governmental Bodies to the extent relating to any clinical trial related to the Products, and (e) other data (including clinical and pre-clinical data) contained or relied upon in any of the foregoing, in each case ((a), (b), (c), (d) and (e)), to the extent in the possession or control (whether by ownership or other rights) of Merck Serono or any of its Affiliates and, in each case reasonably necessary to, or otherwise limiting the ability to, manufacture, commercially distribute, sell, market or otherwise Exploit the Products.

Section 1.69“Sell-off Period” means, for each jurisdiction in the Territory, the period beginning on the Transfer Approval Date for such jurisdiction and ending [*].

Section 1.70“Tax Return” means any return, election, declaration, report, claim for refund, extension of time, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service (the “IRS”) or other Taxing authority and any document with respect to or accompanying payments of estimated Taxes.

Section 1.71“Taxes” means all taxes of any kind, and all charges, fees (including the fee imposed on branded prescription drugs by section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)), customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, escheat, value added, ad valorem, registration, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

imposed upon any Person by any Taxing authority or other Governmental Body under Law, and including any transferee or secondary liability in respect of any Tax (whether imposed by Law, Contract or otherwise) and any liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

Section 1.72“Territory” means (a) for a Product incorporating Pegvaliase as an active pharmaceutical ingredient, all countries of the world excluding Japan and the United States, and all of their respective territories, possessions and protectorates, and (b) for a Product incorporating Kuvan as an active ingredient, all countries of the world excluding Japan, Canada and the United States, and all of their respective territories, possessions and protectorates.

Section 1.73“Third Party” means any Person other than BioMarin, Merck Serono, or their respective Affiliates.

Section 1.74“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as an identifier of source or origin, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered, all applications for registration of any of the foregoing, all registrations of any of the foregoing, all pre-issue and post-issue forms of the foregoing applications or registrations, and all goodwill associated with and symbolized by any of the foregoing.

Section 1.75“Transferred Clinical Trial Authorizations” means all INDs, clinical trial authorizations, permits, licenses, positive opinions and any similar approvals in effect on the Transfer Time and all amendments, modifications, and successors thereto permitting Merck Serono or its Affiliates to perform clinical testing of a Product in human subjects.

Section 1.76“Transferred Domain Names” means all Domain Names, that are registered, solely or jointly, by Merck Serono or any of its Affiliates and [*] used or held for use in connection with the Product Business.

Section 1.77“Transferred Intellectual Property” means all Project Technology and all Intellectual Property owned, solely or jointly, by Merck Serono or any of its Affiliates and [*], in the foregoing or otherwise, used or held for use in connection with the Product Business, including the Product Promotional Materials.

Section 1.78“Transferred Orphan Designations” means all Orphan Designations and all applications therefor.

ARTICLE II.  TERMINATION of license agreement

Section 2.01Termination of License Agreement.  Except as otherwise provided in this section, the Parties hereby agree to terminate the License Agreement, which termination will be effective on a country per country basis as follows:  (1) for all countries in the Territory other than those included in (2) and (3) below, on the earlier of (a), the date of receipt of the Governmental Body approval for the transfer of the MA of Kuvan from Merck Serono to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

BioMarin for such country, (in each case, the “Transfer Approval Date”), (b) on the date agreed to in writing by the Parties, and (c) December 31, 2016; (2) [*] and (3) [*] (the “License Termination Date”).  The Parties further agree that, on and following the License Termination Date for a country, the License Agreement will have no further force or effect with respect to such country and all rights and obligations, including all rights and obligations identified in the License Agreement as surviving the termination of the License Agreement, of BioMarin and Merck Serono with respect to such country under the License Agreement shall cease and terminate on the License Termination Date; provided, however, that nothing in this Section 2.01 shall (i) prejudice any rights, claims, or causes of action that may have accrued to a party under the License Agreement with respect to a country prior to the applicable License Termination Date, or (ii) relieve any party to the License Agreement from liability for any breach of any of its representations, warranties, covenants or agreements set forth in the License Agreement with respect to a country prior to the applicable License Termination Date, including any obligation of any party relating to payments, fees or costs under the License Agreement.  On the License Termination Date, Merck Serono shall cease all Exploitation of the Products and shall have no further rights thereafter to Exploit the Products in the applicable country, except to the extent necessary to provide the Transition Services hereunder.

ARTICLE III.  TRANSFER OF rights and interest in ASSETS AND ASSUMPTION OF OBLIGATIONS; TRANSFER CONSIDERATION

Section 3.01Transferred Assets.  Upon the terms and subject to the conditions of this Agreement (including with respect to the timing of the transfer and/or delivery of certain Transferred Assets, and including Sections 4.01 and 6.12), at and effective as of 12:01 a.m. Pacific time on January 1st, 2016, except as otherwise noted in this Agreement, the transfer of a Transferred Asset (as defined below) may be delayed, in which case, such asset shall transfer at the time specified in this Agreement (the “Transfer Time”), Merck Serono shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to BioMarin, and BioMarin shall purchase and accept from Merck Serono (or such Affiliates), all of Merck Serono’s (and such Affiliates’) right, title and interest in and to all assets, properties and rights of every nature, kind and description, wherever located and whether now existing or hereafter acquired prior to the Transfer Time, [*] related to, [*] used or [*] held for use in the Product Business or otherwise specifically listed or described below (collectively, the “Transferred Assets”), free and clear of any Encumbrances:

(a)all rights and interests of Merck Serono and its Affiliates to or in all Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations, all rights in the Existing Clinical Trials and all other applications, submissions, requirements, and/or commitments relating to the Products, in each case effective immediately upon the approval of the transfer or a Regulatory Approval, Transferred Clinical Trial Authorization or Transferred Orphan Designation by the applicable Governmental Body;

(b)the Inventory, owned as of the applicable Transfer Approval Date by Merck Serono or any of its Affiliates within a country that have not been sold to a wholesaler or distributor (“Transferred Inventory”); provided that Merck Serono or any of its Affiliates may

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

transfer to BioMarin possession of part of the Inventory on a country per country basis prior to the applicable Transfer Approval Date;

(c)the Product Records, the Regulatory Documentation and the Product Promotional Materials (including any Product Records, Regulatory Documentation or Product Promotional Materials developed or created by or on behalf of Merck Serono or its Affiliates until the applicable Transfer Approval Date);

(d)all rights and interests of Merck Serono and its Affiliates under the Contracts set forth on Schedule 3.01(d) (and such other Contracts of Merck Serono or its Affiliates related to the Product Business identified in writing by BioMarin to Merck Serono within [*] days after the Agreement Date, which Contracts, subject to Merck Serono’s approval (not to be unreasonably withheld, conditioned or delayed), shall be added to Schedule 3.01(d)) (all such Contracts, the “Assigned Contracts”);

(e)the Transferred Intellectual Property, including the rights to enforce the same for past, present and future infringements or other violations thereof and any goodwill related to such assets (including any Transferred Intellectual Property developed or created by or on behalf of Merck Serono or its Affiliates, or any such rights arising, until the applicable Transfer Approval Date);

(f)the website(s) associated with the Transferred Domain Names, and all TCP/IP addresses, the source code controlled by Merck Serono or its Affiliates related to the operation thereof and all text, graphics, images, data, audio files, video files and other content contained thereon in possession or controlled (whether by ownership or other rights) by Merck Serono or its Affiliates; and

(g)all rights, claims, causes of actions, rights of recovery, and credits, including all guarantees, warranties, indemnities and similar rights, in favor of Merck Serono or any of its Affiliates to the extent relating to any Transferred Assets and events or circumstances arising on or after the Transfer Time.

Section 3.02Assumed and Excluded Liabilities.

(a)Subject to the terms and conditions set forth herein, at the Transfer Time, BioMarin shall assume and agree to pay, perform and discharge the following Liabilities, except for the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities arising out of or relating to claims (including product liability claims) for injury to person or property that resulted from the use or misuse of the Products sold or used on or after the Transfer Time, including the use or misuse of the Products in connection with any clinical trial;

(ii)all Liabilities of BioMarin or its Affiliates set forth in Section 6.06 of this Agreement;

(iii)all Excluded BioMarin Tax Liabilities;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iv)all Liabilities for Taxes arising out of or relating to BioMarin’s failure to pay its share of Transfer Taxes or Apportioned Obligations allocated to BioMarin under Section 6.07(b); and

(v) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder (i) relate to the Products, (ii) do not relate to any failure to perform, or other breach, default or violation by Merck Serono prior to the Transfer Time and (iii) arise on or after the Transfer Time.

(b)Notwithstanding any provision of this Agreement or the License Agreement to the contrary, neither BioMarin nor any of its Affiliates shall assume any Liabilities of Merck Serono or any of its Affiliates other than the Assumed Liabilities, and all such other Liabilities shall remain the sole obligation and responsibility of Merck Serono and its Affiliates (the “Excluded Liabilities”).

Section 3.03Transfer Consideration.  In consideration for the Transferred Assets and the early termination of the License Agreement, BioMarin shall pay Merck Serono the following non-refundable, non-creditable amounts: (a) on January 4, 2016, €340,000,000 in cash, by wire transfer of immediately available funds to the account listed on Schedule 3.03 or such other account designated by Merck Serono by notice to BioMarin at least three Business Days prior to January 4, 2016, (b) if and when due, any milestone payments in accordance with Section 3.04, and (c) as it is delivered on a country per country basis, the Inventory Payment in accordance with Section 3.05 (the payments described in clauses (a), (b) and (c) shall be referred to herein collectively as the “Transfer Consideration”).

Section 3.04Milestone Payments.  After the Transfer Time, Merck Serono shall be entitled to receive, and BioMarin shall pay, the applicable milestone payments, if any, in accordance with the terms of this Section 3.04.  Any payment paid to Merck Serono pursuant to this Section 3.04, shall be by wire transfer of immediately available funds to the bank account listed on Schedule 3.03, or such other account designated by Merck Serono at least three Business Days prior to the date on which such payment is required to be paid.

(a)Net Sales Milestone.

(i)If, prior to the Milestone Expiration Date, Net Sales of the Milestone Products sold by or on behalf of BioMarin or any of its Affiliates or any permitted Third Party transferee (including sales by Merck Serono following the Transfer Time), in the Territory cumulatively following the Transfer Time equal or exceed [*]. For the avoidance of doubt, each Sales Milestone Payment (if required to be paid) shall only be paid once.

(ii)Until the earlier of the date the [*] is achieved or the Milestone Expiration Date, BioMarin shall use Commercially Reasonable Efforts to commercialize each Milestone Product in the Territory on a continuing basis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Annual report of Net Sales.  Until the earlier of the date the [*] is achieved or the Milestone Expiration Date, within [*] ([*]) days after the end of each calendar year, BioMarin shall deliver to Merck Serono a detailed written report of (i) gross sales of the Milestone Products for such calendar year and (ii) Net Sales for such calendar quarter and the calculation thereof.

(c)Audits.

(i)[*] BioMarin shall permit such records kept and maintained pursuant hereto to be audited under generally accepted auditing standards at any time during regular business hours and upon reasonable notice, but not more often than [*] for the same purposed permitted under this Section 3.04(c) by an independent public accountant, appointed by Merck Serono for this purpose and reasonably acceptable to BioMarin.  Such audit shall be limited to the purpose of verifying the accuracy of Net Sales of the Milestone Products.  The independent public accountant shall report to Merck Serono and BioMarin only its conclusions regarding the amount of Net Sales for the applicable period under audit, together with specific details regarding any discrepancies found (the “Audit Report”).  Any such audit shall be at the expense of Merck Serono, unless the audit concludes that, with respect to the period under audit, BioMarin under-reported or under-paid any amounts due to Merck Serono under this Agreement, by [*] percent or more, in which event BioMarin shall pay or reimburse Merck Serono for the reasonable expenses of such audit.

(ii)If the independent public accountant makes a determination that any amounts to be paid hereunder have been incorrectly reported by BioMarin, BioMarin shall, within [*] days of its receipt of the Audit Report, make a payment to Merck Serono such that all amounts paid hereunder shall conform to the amounts so determined to be payable hereunder based on the Net Sales amount set forth in the Audit Report.   The Parties agree that the determination by the independent public accountant shall be final and nonnegotiable.

(iii)BioMarin shall maintain or cause to be maintained records in sufficient detail and in a manner that will completely and accurately reflect Net Sales.  BioMarin shall make such records available to Merck Serono for inspection during regular business hours upon reasonable advance written notice of not less than [*] Business Days.  Merck Serono shall maintain the records of BioMarin and the information contained therein in confidence in accordance with Article IX.

(d)BioMarin shall not enter into any agreement whereby BioMarin sells or conveys one or more of the Milestone Products to a Third Party, unless (i) in the case of the sale or conveyance of both of the Milestone Products, such Third Party agrees to assume all of the obligations of BioMarin contained in this Section 3.04 with respect to the Sales Milestone Payment, or (ii) in the case of the sale or conveyance of one of the Milestone Products, such Third Party agrees to assume the obligations of BioMarin related to such Milestone Product contained in this Section 3.04 with respect to the Sales Milestone Payment; provided that no such assumption by such Third Party will relieve any obligations of Merck Serono or its Affiliates under this Agreement or the obligations of BioMarin under this Agreement, including but not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

limited to the obligation of BioMarin to make any Sales Milestone Payments if the applicable Sales Milestone has occurred, notwithstanding any such assumption by such Third Party.

(e)Notwithstanding anything contained in this Agreement to the contrary, the obligations of BioMarin under this Section 3.04 (including any such obligations assumed by a Third Party pursuant to Section 3.04(d)) shall terminate and expire upon the earlier of (i) achievement of the [*] and (ii) the Milestone Expiration Date.

Section 3.05Inventory Payment.  On one or more occasions, on a country per country basis at any time, but in any event within [*] Business Days after the applicable Transfer Approval Date, Merck Serono will deliver to BioMarin a statement (each one the “Inventory Statement”) setting forth the Inventory Amount.  For clarification purposes, Merck Serono may prepare a partial Inventory Statement before an applicable Transfer Approval Date and/or aggregate the Inventory of several countries into a single Inventory Statement for delivery when efficient for both Parties. After delivery of the Inventory Statement, BioMarin shall be permitted reasonable access to review Merck Serono’s financial records used to prepare the Inventory Statement.  Upon receipt, BioMarin or any Affiliate of BioMarin shall make a cash payment to Merck Serono in an amount equal to the Inventory Amount (the “Inventory Payment”) within [*] Business Days after BioMarin’s receipt of the Inventory Statement.  If BioMarin objects to the Inventory Statement, then BioMarin shall deliver to Merck Serono a statement setting forth its objections to the calculation of the Inventory Amount in reasonable detail and stating BioMarin’s calculation of the amount believed by BioMarin in good faith to be the correct calculation of the Inventory Amount.  If BioMarin does not deliver such a statement within [*] Business Days after delivery of the Inventory Statement, the Inventory Statement shall be final, binding and non-appealable by the Parties.  If BioMarin timely delivers such a statement and Merck Serono does not agree with BioMarin’s calculation, then [*].

Section 3.06Late Payments.  Without limitation on other available rights or remedies, all amounts payable under this Agreement will be subject to a late charge at the rate of [*] percent ([*]%) per month not to exceed the maximum legal rate in the State of New York, from the date due through the date of payment.

ARTICLE IV.  DELIVERIES; TRANSFERS AND ASSIGNMENTS

Section 4.01Transferred Assets.  Except as otherwise indicated below, commencing no later than the Transfer Time, at its cost and expense, Merck Serono shall deliver the Transferred Assets to BioMarin or, as directed by BioMarin, its Affiliates as follows (provided that the unintentional failure of Merck Serono to deliver a Transferred Asset in its physical form as specified below shall not be deemed a breach of this Agreement so long as Merck Serono complies with its obligations set forth in Section 6.12):

(a)with respect to tangible Transferred Assets (other than Transferred Inventory), delivery shall, unless the Parties otherwise mutually agree, be to the location and on the timeframes set forth in the Transition Services Plan;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Merck Serono may retain one copy of the Regulatory Documentation and the Product Records included within the Transferred Assets to the extent necessary for Taxes, accounting, Proceedings, or investigations pending or threatened as of the Transfer Time or as reasonably necessary to comply with its obligations under Section 6.06, and access to such information shall be restricted to Merck Serono’s legal counsel and such employees of Merck Serono who have a “need to know” such information in connection therewith (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to BioMarin, Merck Serono shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Products); and

(c)the Transferred Inventory shall be delivered [*], with the delivery of the Transferred Inventory on a country-by-country basis, to occur on the timeframes to be agreed by the Parties within [*] days of the applicable Transfer Approval Date.

Section 4.02Regulatory Transfer Letters.  Within [*] Business Days of the Agreement Date, Merck Serono and BioMarin shall commence filing with all applicable Governmental Bodies the Merck Serono Regulatory Transfer Letters and the BioMarin Regulatory Transfer Letters, respectively, transferring the rights to the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations and to applications therefor to BioMarin or its designated Affiliate, in each case, effective as of, or as soon as reasonably practicable following, the Transfer Time.  BioMarin shall accept, and such acceptance by BioMarin may not be delayed by BioMarin without Merck Serono’s consent, not to be unreasonably withheld, any transferred Regulatory Approvals, Transferred Clinical Trial Authorizations or Transferred Orphan Designations.

Section 4.03Safety Data Exchange.  In accordance with the provisions of the Safety Data Exchange Agreement dated September 19, 2014 between the Parties, as amended (the “Safety Data Exchange Agreement”), no later than March 1, 2016, Merck Serono shall transfer and deliver to BioMarin or its designated Affiliate the Products’ global safety database maintained by or on the behalf of Merck Serono or any of its Affiliates, in electronic format, as well as any compilations of such data in non-electronic formats[*], together with information relating to the collection and reporting of all Adverse Events to any Governmental Body as required by such Governmental Body regarding the Products prior to the Transfer Time.  From and after the Transfer Time, BioMarin shall assume responsibility for all pharmacovigilance activities relating to the Products as set forth in Section 6.06(h).

Section 4.04Transitional Trademark License.

(a)Merck Serono hereby grants to BioMarin, and BioMarin hereby accepts, a non-exclusive, non-transferable, sublicensable (solely to BioMarin’s Affiliates and any Third Party acting on BioMarin’s behalf), royalty-free, fully paid-up, license in the Territory to use the Merck Serono Marks solely in connection with (i) the sale and distribution, in accordance with Law, in the Territory of the Transferred Inventory that are packaged or labeled with any Merck Serono Marks and (ii) the promotion of the Product, in accordance with Law, in the Territory through the use of Product Promotional Materials that contain Merck Serono Marks.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, BioMarin acknowledges and agrees that the license granted under this Section 4.04(a) is being granted solely for transitional purposes and BioMarin shall cease its use of the Merck Serono Marks upon expiration of the Sell-off Period.

(b)During the period BioMarin is utilizing the license granted by Merck Serono in Section 4.04(a), BioMarin shall not, and it shall cause its Affiliates not to, (i) directly or indirectly, at any time challenge Merck Serono’s rights, title or interest in and to the Merck Serono Marks or in any registration or registration application therefor; or (ii) represent to any Third Party that it has, in any jurisdiction, any ownership rights in or to the Merck Serono Marks or any other rights in the Merck Serono Marks other than the specific rights conferred by this Agreement.

(c)BioMarin hereby acknowledges and agrees that (i) as between the Parties, Merck Serono has exclusive right, title and interest in and to the Merck Serono Marks and to any registration or registration application therefor, (ii) nothing herein shall be construed to accord it any rights in the Merck Serono Marks, except for the limited license right expressly conferred by Section 4.04(a), (iii) no ownership rights are vested or created in the Merck Serono Marks anywhere in the world by the license granted in Section 4.04(a) and (iv) all use of the Merck Serono Marks pursuant to the license granted by Merck Serono in Section 4.04(a) by BioMarin, its Affiliates and its permitted sublicensees, and all goodwill generated in connection therewith, shall inure solely for and to the benefit of Merck Serono.

Section 4.05Merck Serono Background Technology.  Merck Serono hereby grants to BioMarin a non-exclusive, worldwide, irrevocable, perpetual and non-terminable, transferable, fully paid-up license, including the right to sublicense, under all Intellectual Property rights in the Merck Serono Background Technology as reasonably necessary for BioMarin, its direct and indirect licensees of the Transferred Intellectual Property, and its and their respective direct and indirect customers to Exploit the Transferred Intellectual Property within the Field.

Section 4.06Non-Assignable Assets.  To the extent that Merck Serono’s rights under any Transferred Asset may not be conveyed or assigned without the approval, consent or waiver of another Third Party and such approval, consent or waiver has not been obtained prior to the Transfer Time, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  If any such approval, consent or waiver shall not have been obtained prior to the Transfer Time, Merck Serono shall, and shall cause its Affiliates to use its commercially reasonable efforts to assist and cooperate with BioMarin to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof.  Until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to BioMarin or BioMarin’s designee, Merck Serono shall, and shall cause its Affiliates to, use their commercially reasonable efforts to provide to BioMarin substantially comparable benefits thereof and enforce, at the request of and for the account of BioMarin, any rights of Merck Serono arising under any such Transferred Asset against any Third Party.  To the extent that BioMarin is provided with benefits of any such Transferred Asset, BioMarin shall perform the obligations of Merck Serono associated with the benefits received by BioMarin thereunder to the extent that such obligations would constitute an Assumed Liability.  Once any such approval, consent or waiver for the conveyance or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

assignment of any such non-assignable asset is obtained, Merck Serono shall, and shall cause its Affiliates to, convey, assign, transfer and deliver such non-assignable asset to BioMarin at no additional cost to BioMarin.  For any Transferred Assets which are Assigned Contracts, the transfer of such Assigned Contracts shall be governed by Section 4.07.

Section 4.07Assigned Contracts.  For those Assigned Contracts where Merck Serono has the right to assign the Assigned Contract to a Third Party, the assignment shall be effective at the Transfer Time.   For any Assigned Contract which, by its terms, is not assignable, the Parties shall [*] use Commercially Reasonable Efforts to obtain the assignment from the applicable Third Party.   Where an Assigned Contract is not assigned to BioMarin at the Transfer Time, Merck Serono shall, at BioMarin’s written request, continue to maintain such Assigned Contract as part of the Transition Services to allow BioMarin to operate under such Assigned Contract and BioMarin shall reimburse Merck Serono for all of Merck Serono’s costs and expenses, including its internal personnel costs at the FTE Rate, in maintaining the Assigned Contract and performing Merck Serono’s obligations thereunder; provided that Merck Serono may provide notice of termination of an Assigned Contract to a Third Party so long as such termination of Assigned Contract is not effective until [*] or later.  Following [*], Merck Serono may, at its sole discretion, discontinue using such efforts to obtain consents of Third Parties and may terminate any Assigned Contract that has not been assigned.  For the avoidance of doubt, the Parties agree that BioMarin shall, subject to Section 3.02(a)(v), be responsible for all costs relating to all Assigned Contracts after the Transfer Time, whether or not an Assigned Contract has been assigned by the Transfer Time; provided that to the extent that an Assigned Contract is not assigned to BioMarin by [*], BioMarin shall have no obligation for any costs related to terminating such Assigned contract and shall have no obligation for any costs after the earlier of (a) the date Merck Serono terminates such Assigned Contract or (b) such time as Merck Serono  is not maintaining the Assigned Contract as part of the Transition Services due to the end of the Initial Transition Services Period or the Subsequent Transition Period, as applicable.  To the extent that Merck makes a payment under an Assigned Contract that is allocable on or after the Transfer Time, or BioMarin makes a payment under an Assumed Contract that is allocable prior to the Transfer Time, then the Parties shall agree in good faith on a fair and equitable allocation of such payment and if they are unable to do so within 30 days after the commencement of such good faith negotiations (or such other period as Merck Serono and BioMarin may mutually agree in writing), then Merck Serono and BioMarin shall submit the matter to an independent certified public accounting firm of recognized national standing in the [*], and such accounting firm shall make a determination as to the resolution of such allocation.

ARTICLE V.  TRANSITION SERVICES

Section 5.01Transition Services.  By December 31, 2015, Merck Serono and BioMarin shall agree on the transition services to be performed by Merck Serono (the “Transition Services”), as set forth in the written plan agreed by the Parties during such period (the “Transition Plan”).  The Transition Plan shall include such additional packaging runs, including specifics regarding timing, quantity and configuration, to be performed by Merck Serono as requested by BioMarin and approved by Merck Serono, such approval not to be unreasonably withheld, conditioned or delayed. The Transition Services shall not include any services with respect to the marketing or promotion of the Product, other than with respect to the distribution

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of the Product (including associated financial reporting) in those countries in the Territory for which BioMarin does not, despite using its Commercially Reasonable Efforts to do so, have a distributor in place or for which the MA of Kuvan have not been legally transferred to BioMarin.  If the Parties cannot agree on the Transition Services by December 31, 2015, the matter shall be referred to [*].  Merck Serono shall provide the Transition Services to BioMarin for a period beginning on the Agreement Date and expiring on [*] (the “Initial Transition Services Period”); provided that BioMarin may, by written notice to Merck Serono (the “Extension Notice”) delivered no later than [*], unilaterally extend the Initial Transition Services Period[*] and (b) [*] (the “Subsequent Transition Services Period” and, together with the Initial Transition Services Period, the “Transition Services Period”).  [*].

Section 5.02Performance of Transition Services.  Merck Serono shall perform (and cause its Affiliates to perform) the Transition Services with the [*] (the “Services Standard”).  After the Transition Time and until the expiration of the Transition Period, Merck Serono shall, on a monthly basis, provide BioMarin with a preliminary sales report of Merck Serono’s Net Sales of Products made on behalf of BioMarin within [*] Business Days after the end of each calendar month and shall provide BioMarin with a final report of Merck Serono’s actual gross and Net Sales of Products, by country, on behalf of BioMarin within [*] days after the end of each calendar month.  Merck Serono shall comply (and cause its Affiliates to comply) with all Laws, and shall maintain all applicable permits and licenses, in connection with the Transition Services.  At any time, BioMarin may request by written notice that Merck Serono cease conducting any particular Transition Service, and thereafter the Parties will cooperate to wind down such Transition Service as soon as reasonably practicable.  Merck Serono may delegate or subcontract the provision of any Transition Services to any Third Party that Merck Serono contracted to provide the same type of services in connection with its Exploitation of the Products prior to the Agreement Date and continues to provide the applicable Transition Service to Merck Serono as of the Agreement Date.  Merck Serono shall provide BioMarin with reasonable advance notice of any such delegation or subcontracting.  Merck Serono shall remain responsible for the performance of any Transition Services it delegates or subcontracts to a Third Party, and Merck Serono will be BioMarin’s sole point of contact regarding the Transition Services.  Under no circumstances shall Merck Serono, its Affiliates or its or their employees or agents (including subcontractors) be held accountable to a greater standard of care, efforts or skill in performing the Transition Services than the Services Standard.  BioMarin acknowledges and agrees that (a) the Transition Services do not include the exercise of general management for BioMarin and (b) NEITHER MERCK SERONO NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE V.  [*].  Merck Serono shall be under no obligation to perform any Transition Service to the extent such Transition Service would require it [*] to violate (a) Law or (b) [*].

Section 5.03Cost of Transition Services.  Merck Serono shall be solely responsible for all costs it incurs to provide the Transition Services until the Transfer Time.  From the Transfer Time onwards, BioMarin shall be solely responsible for all costs set forth in the Transition Plan.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Merck Serono shall submit an invoice to BioMarin on a monthly basis detailing all such costs (including an allocation of costs on an itemized basis in a manner sufficient to enable BioMarin to make accounting allocations) and BioMarin shall pay all undisputed amounts set forth in such invoice within [*] days of receipt.  [*].

Section 5.04Transition Management.  Within [*] days of the Agreement Date, BioMarin and Merck Serono each shall designate an appropriate point of contact for all questions and issues relating to the Transition Services, and inform the other Party of the identity of and contact information for such contact (the “Transition Managers”).  The Transition Managers shall meet [*], or on such other schedule as mutually agreed upon by the Parties, during the Transition Period in person or telephonically in order to discuss the Transition Services and the status of the transition and to manage any open issues relating to the Transition Services.  The Transition Managers may, at their individual discretion, involve additional team members as designated contact persons for specific functional areas (the “Contact Persons”).  Either Party may, by written notice given to the other Party, replace its Transition Manager or Contact Persons.  In addition, each Party shall name an alliance manager, who shall join the calls of the Transition Managers at least on a [*] basis,

Section 5.05Transfer Cooperation.  On or prior to the last day of the Transition Period, Merck Serono shall cooperate and shall cause its Affiliates to cooperate to support any transfer to BioMarin of data, which shall be owned by BioMarin, that was generated through performance of the applicable Transition Services.  Merck Serono shall, subject to Law, deliver and shall cause its Affiliates to deliver to BioMarin, within such time periods as the Parties may reasonably agree, all records, data, files and other information received or computed for the benefit of BioMarin during the Transition Period, in electronic form and otherwise in a format agreed upon by BioMarin and Merck Serono.  Merck Serono irrevocably assigns to BioMarin any and all of its right, title and interest in and to any Intellectual Property created or developed by one or more employees of Merck Serono, its Affiliates or subcontractors specifically for BioMarin as a part of the Transition Services.

ARTICLE VI.  COVENANTS

Section 6.01Access and Information.

(a)During the period commencing on the Agreement Date and ending at the Transfer Time, Merck Serono shall, and shall cause its Affiliates to, upon reasonable prior notice and at reasonable hours, afford BioMarin and its officers, employees, agents, attorneys, consultants, advisors and other representatives (collectively, “Representatives”), continued reasonable access to Merck Serono’s and its Affiliates’ employees to discuss the Products and access to the properties, Contracts, books and records (excluding Tax records and Tax Returns) of Merck Serono and its Affiliates, to the extent related to the Products, and during such period, shall use its commercially reasonable efforts to provide to BioMarin such Contracts, information, books and records to the extent that they relate to the Products, as BioMarin may reasonably request, provided, that such access shall not unreasonably disrupt Merck Serono’s ordinary course operations.  Notwithstanding anything to the contrary contained in this Agreement, Merck Serono shall not be required to disclose any information or provide any such access if such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

disclosure or access would [*] (i) violate Law, (ii) violate the provisions of a binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which Merck Serono is a party), provided, that Merck Serono shall use commercially reasonable efforts to obtain the consent of any such Third Party to such disclosure, (iii) result in the waiver of any attorney/client privilege or other established legal privilege or (iv) disclose any trade secrets not included in the Transferred Intellectual Property.  If any material is withheld by Merck Serono pursuant to the immediately preceding sentence, Merck Serono shall inform BioMarin as to the general nature of what is being withheld and the basis for withholding such material.

(b)For a period of [*] following the Transfer Time, Merck Serono shall, and shall cause its Affiliates to, permit BioMarin and its representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Merck Serono or its Affiliates, as applicable, to the books and records of Merck Serono and its Affiliates to the extent relating to the Transferred Assets or the Products, and to the extent such access may reasonably be required:  (i) in connection with the preparation of BioMarin’s accounting records, financial reporting or with any audits, (ii) in connection with the preparation of any BioMarin Tax Returns or with any BioMarin Tax audits, (iii) in connection with any Proceeding or investigation relating to the Transferred Assets or the Products, (iv) any inspection of BioMarin’s or its Affiliates’ facilities by a Governmental Body or (v) in connection with any required regulatory filing or reporting obligation or governmental inquiry relating to the Transferred Assets or the Products; provided, that BioMarin shall reimburse Merck Serono or its Affiliates, as applicable, for all reasonable and necessary out-of-pocket costs and expenses, as well as its internal personnel costs at the FTE Rate, in each case incurred by Merck Serono or its Affiliates in connection with any such request.  Merck Serono may redact any information that does not relate to the Transferred Assets or the Products, and any access of BioMarin or its representatives pursuant to this Section 6.01(b) shall be conducted in a manner as not to unreasonably interfere with the operation of Merck Serono or its Affiliates.  In addition to the foregoing, as reasonably requested by BioMarin during the period commencing on the Agreement Date and ending 75 days after the Transfer Time, in connection with BioMarin’s preparation of its pro forma financial statements required by Form 8-K, Merck Serono shall provide BioMarin and its Affiliates reasonable assistance related to the Transferred Assets and Products as reasonably necessary for BioMarin to prepare such financial statements.

Section 6.02Conduct of the Product Business.

(a)Ordinary Course of Business.  During the period commencing on the Agreement Date and ending on the Transfer Time, except (i) as required by Law, (ii) as required by the terms of any agreement binding upon Merck Serono or its Affiliates in existence as of the Agreement Date, or (iii) as BioMarin shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Merck Serono shall conduct the Product Business in the ordinary course of business consistent with past practice and use commercially reasonably efforts to maintain existing relationships, to the extent related to the Products, with customers, Governmental Bodies and other Third Parties, provided, however, that the foregoing shall not prohibit the termination of a relationship with a Third Party due to a breach by a Third Party or an actual or suspected violation of Law by such Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Negative Covenants.  Without limiting the generality of Section 6.01(a), from the Agreement Date and ending at the Transfer Time [*], without the prior written consent of BioMarin (not to be unreasonably withheld, conditioned or delayed) Merck Serono shall not, and shall cause its Affiliates not to:

(i)subject any Transferred Assets to any Encumbrance;

(ii)sell, transfer, lease, sublease, license or otherwise dispose of, or grant any option or rights in, to or under, any Transferred Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice prior to the Agreement Date, which shall not exceed [*] of Net Sales of finished Product of Kuvan beginning on September 1, 2015 and ending on Transfer Time;

(iii)sell, license or sublicense, or otherwise transfer any rights to any Third Party under any Transferred Intellectual Property;

(iv)(1) abandon, terminate or alter any Existing Clinical Trials, other than for safety concerns or as required by Law, or (2) terminate or alter the current practices relating to Merck Serono’s supply of Product for clinical use in the Territory in connection with any compassionate use program or investigator sponsored clinical trial;

(v)commence any new clinical trials with respect to the Products sponsored by Merck Serono or make any commitments to sponsor or support any new clinical trials with respect to the Products;

(vi)engage in any practice which is intended to increase, or should reasonably be expected to have the effect of increasing, the levels of Inventory in the distributor or wholesaler channels above historic levels or the levels of Product sales (including lowering prices, increasing discounts, Rebates, allowances and warranties, or making more favorable return, credit, Chargeback or other trade practices or policies);

(vii)abandon (including by ceasing prosecution, failing to appeal a final rejection, or failing to maintain or pay any fees or expenses in connection with) any of the Transferred Intellectual Property or any Proceeding seeking to enforce Merck Serono’s interest in any Transferred Intellectual Property;

(viii)abandon (including, by ceasing prosecution on, failing to appeal final rejection, or failing to maintain or pay any fees or expenses in connection with) any Patent Rights related to the Products;

(ix)except in the ordinary course of business consistent with past practice, make any material change to any pricing, marketing, selling or liability payment practices with respect to the Products;

(x)violate, withdraw, materially amend, allow to lapse or otherwise take any action that would result in Merck Serono or any of its Affiliates being in default (with or without notice or lapse of time or both) under any Regulatory Approval or application

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

therefor, or take any action or cause any other event that would result in the suspension, modification, or revocation of any Regulatory Approval; or

(xi)agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (x) above.

(c)Affirmative Covenants.  During the period commencing on the Agreement Date and ending on the applicable Transfer Approval Date, Merck Serono shall, and shall cause its Affiliates to, use commercially reasonable efforts to upon any material damage, destruction or loss to any tangible Transferred Asset, apply any and all proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Transferred Asset before such event or, if required, to such other (better) condition as may be required by Law.

(d)Inventory.  Within [*] days of the Transfer Time, Merck Serono shall provide BioMarin with a statement (the “Sales Statement”) setting forth the amount of Net Sales of finish Product of Kuvan sold by, or on behalf of, Merck Serono and its Affiliates during the period beginning on September 1, 2015, and ending on the Transfer Time (on an itemized basis in a manner sufficient to enable BioMarin to make accounting allocations).  If the amount of Net Sales of finish Product of Kuvan sold by, or on behalf of, Merck Serono and its Affiliates during such period exceeds [*], then, as BioMarin’s exclusive remedy, BioMarin shall be entitled to [*] [*] ([*]%) of such excess and Merck Serono shall pay BioMarin such excess amount within [*] Business Days after the delivery of the Sales Statement.  For a period of [*] ([*]) days after the receipt of the Sales Statement, BioMarin may elect to audit the Sales Statement pursuant to the terms of Section 8.04 of the License Agreement.  For the avoidance of doubt, the [*] ([*]) day period only applies to making the election, not to completing the audit, and all of the provisions of Section 8.04 of the License Agreement, including the payment of amounts determined by the auditor, shall apply.

Section 6.03Competition Filings.

(a)If required pursuant to Law, each of BioMarin and Merck Serono shall file or cause to be filed, as soon as practicable, and in any event no later than [*] Business Days following the Agreement Date, any notifications or filing required by any applicable competition Law in the Territory.  Thereafter, each of BioMarin and Merck Serono shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and to cause the waiting periods under the any applicable competition Law to terminate or expire at the earliest possible date after the date of filing.

(b)In connection with the foregoing, BioMarin shall have the right to review and approve in advance all characterizations of the information relating to BioMarin and its Affiliates; Merck Serono shall have the right to review and approve in advance all characterizations of the information relating to Merck Serono and its Affiliates; and each of BioMarin and Merck Serono shall have the right to review and (as practicable) approve in advance all characterizations of the information relating to the transactions contemplated hereby,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

in each case, that appear in any material filing made in connection with Section 6.03(a).  BioMarin and Merck Serono may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.03 as “outside counsel only.”  Such information shall be given only to outside counsel of the recipient.  In addition, BioMarin and Merck Serono may redact any information from such documents shared with the other Party or its counsel that is not pertinent to the subject matter of the filing or submission.

(c)All filing fees under any applicable competition Law shall be borne one-half by BioMarin, on the one hand, and one-half by Merck Serono, on the other hand. All expenses (including legal fees and expenses) in preparing such filings and complying with any request for additional information or documentary material from any applicable Governmental Body, shall be borne by the Party incurring such expenses.

Section 6.04 Notification of Certain Matters.

(a)From the Agreement Date and ending at the Transfer Time, Merck Serono shall give prompt written notice to BioMarin of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Merck Serono contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) any failure of Merck Serono or any of its Affiliates to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (iv) any Proceeding pending or, to Merck Serono’s knowledge, threatened against a Party relating to the transactions contemplated by this Agreement.

(b)From the Agreement Date and ending at the Transfer Time, BioMarin shall give prompt written notice to Merck Serono of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of BioMarin contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) any failure of BioMarin or any of its Affiliates to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Proceeding pending or, to BioMarin’s knowledge, threatened against a Party relating to the transactions contemplated by this Agreement.  No such notice, nor any information obtained therefrom, under this section 6.04(b) shall be deemed to cure any breach of any representation or warranty made in this Agreement, the compliance with any covenant set forth herein or any rights to indemnification pursuant to section 8.01 of this Agreement.

Section 6.05Rebates, Chargebacks, Returns and Adjustments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(a)Merck Serono shall be financially responsible for returned Products that are evidenced as being sold prior to the Transfer Time by lot number or otherwise.  At and after the Transfer Time, BioMarin shall track returned Products bearing Merck Serono’s national drug code number or equivalent and sold by or on behalf of Merck Serono or any of its Affiliates at or before the Transfer Time.  BioMarin shall deliver to Merck Serono timely and accurate reports on Product returns as reasonably requested by Merck Serono.

(b)BioMarin shall be financially responsible for all returned Products that are evidenced as being sold by or on behalf of BioMarin or any of its Affiliates after the Transfer Time by lot number or otherwise, regardless of whether such returned Product bears BioMarin’s or Merck Serono’s national drug code number or equivalent; provided, that with respect to returns related to any lots of finished goods Transferred Inventory acquired by BioMarin that have been partially depleted, BioMarin and Merck Serono agree to allocate the financial responsibility between the Parties for the cost of any returns of Product from each such partially-depleted lot such that Merck Serono shall be responsible for a proportion of such return costs equal to Merck Serono’s good faith and reasonable estimate of the percentage of Product in such lot depleted by Merck Serono as of the day prior to the Transfer Time as set forth in a report delivered to BioMarin as soon as practicable following the Transfer Time, and BioMarin shall be responsible for all other such costs related to such partially-depleted lot.

(c)Subject to the terms and conditions of this Agreement, from and after the Transfer Time, (i) BioMarin shall have the responsibility to process, and shall assume all liability for, all Rebates, Chargebacks and Adjustments made after the Transfer Time for Products sold on and after the Transfer Time, including Rebates, Chargebacks and Adjustments made to any Governmental Body (each such Governmental Body rebate program, a “Government Program”), and (ii) Merck Serono shall have responsibility to process, and assume all liability for, all Rebates, Chargebacks and Adjustments made prior to or after the Transfer Time for Products sold prior to the Transfer Time, including Rebates, Chargebacks and Adjustments pursuant to any Government Program.

(d)All payments due to Merck Serono from BioMarin, or due to BioMarin from Merck Serono, under this section 6.05(d) shall be made within [*] days of submission to the responsible Party of invoices that describe the requested payments in reasonable detail.

Section 6.06Regulatory Responsibilities.

(a)Merck Serono shall be responsible for notifying the clinical investigative sites and investigators participating in the Existing Clinical Trials (collectively, the “Investigators”) regarding the termination of Merck Serono’s responsibility for the applicable Existing Clinical Trial and the assumption of sponsorship and control of such Existing Clinical Trial by BioMarin.  Merck Serono shall be responsible for executing any required amendments or agreements with the Investigators in connection with the foregoing, and will be solely responsible for ensuring that all Existing Clinical Trials are transferred in compliance with all Laws and regulations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Merck Serono shall notify BioMarin of the occurrence and content of any material communication between Merck Serono or any of its Affiliates, on the one hand, and any Government Body (including the EMA or any similar Entity), on the other hand, concerning the Products, the Regulatory Approvals, the Transferred Clinical Trial Authorizations or the Transferred Orphan Designations (including communications relating to the transfer thereof to BioMarin), whether written or oral, as soon as reasonably practicable, but in no event later than three Business Day after the receipt of such communication, and shall promptly provide BioMarin with copies of all written communications and materials related thereto.  Merck Serono shall obtain BioMarin’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) prior to finalizing and making any regulatory filings or submissions to any Governmental Body or providing any response to communications from a Governmental Body relating to the Products, the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations.

(c)Except as required by a Party to comply with Law, from and after the date that the transfer of a Regulatory Approval, Transferred Clinical Trial Authorization or Transferred Orphan Designation has been legally effected (including through any decision or action of any competent Regulatory Agency), BioMarin shall, with respect to each such Regulatory Approval, Transferred Clinical Trial or Transferred Orphan Designation transferred to BioMarin, have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals, Transferred Clinical Trial Authorizations or Transferred Orphan Designations, and for conducting communications with Governmental Bodies of competent jurisdiction, for the Products.

(d)Subject to the provisions of the Safety Data Exchange Agreement, Merck Serono shall, and shall cause its Affiliates to, notify BioMarin of all product complaints received by Merck Serono or its Affiliates relating to the Products.  A product complaint received by Merck Serono or its Affiliates which also involves an Adverse Events report shall be reported by Merck Serono or its Affiliates to BioMarin as set forth in the Safety Data Exchange Agreement.  Prior to the Transfer Time, Merck Serono shall have all responsibility for required reporting of Adverse Events for the Products in the Territory.  On and after the Transfer Time, BioMarin shall have all responsibility for required reporting of Adverse Events for the Products, including in the Territory.  BioMarin and Merck Serono shall, and Merck Serono shall cause its Affiliates to, cooperate with each other in connection with any investigation and response to any product complaint.

(e)Subject to section 4.02, Merck Serono and BioMarin shall promptly after the Transfer Time, take all actions required to effect or evidence the change of ownership of any Regulatory Approvals, Transferred Clinical Trial Authorizations and Transferred Orphan Designations from Merck Serono to BioMarin (or an Affiliate or sublicensee of BioMarin).

(f)From and after the time at which, on an individual basis, the transfer of the Regulatory Approvals, the Transferred Clinical Trial Authorizations, and the Transferred Orphan Designations has been legally effected (including through any decision or action of any competent Regulatory Agency), BioMarin shall, with respect to each such Regulatory Approval, Transferred Clinical Trial or Transferred Orphan Designation transferred to BioMarin (or an

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Affiliate or sublicensee of BioMarin), assume all obligations under Law from and after the date of such transfer in connection with such Regulatory Approvals, Transferred Clinical Trial Authorizations and Transferred Orphan Designations.

(g)From and after the time at which, on an individual basis, the transfer of the Regulatory Approvals, the Transferred Clinical Trial Authorizations, and the Transferred Orphan Designations has been legally effected (including through any decision or action of any competent Regulatory Agency), BioMarin shall assume all responsibility for all communications with and submissions to the applicable Governmental Body with respect to the Product in such jurisdiction where such Regulatory Approvals, Transferred Clinical Trial Authorizations and Transferred Orphan Designations has been legally effected, and Merck Serono shall not communicate with any such Governmental Body with respect to the Product in the Territory, except as may be required by Law or as may be requested by BioMarin or by a Governmental Body, subject to the last sentence of Section 6.06(b).

(h)From and after the Transfer Time, BioMarin shall assume responsibility for all pharmacovigilance activities relating to the Product including, without limitation, responsibility for notifying the Regulatory Agencies of any Adverse Events in accordance with Law.

(i)Notwithstanding anything in this Agreement to the contrary, in the event that any regulatory responsibility assigned to BioMarin under this Agreement (including this Section 6.06) cannot be performed by BioMarin due to Law, Merck Serono agrees to assume such regulatory responsibilities and perform such responsibilities as a Transition Service under Article V during the Transition Services Period.

Section 6.07Tax Matters.

(a)Withholding Taxes.  The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Law.  The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  The Payer shall deduct or withhold from the Payments any Taxes that it is required by Law to deduct or withhold.  Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall promptly deliver to the Payer or the appropriate Governmental Body (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be.  If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing authority of the withheld amount, and send to the Payee reasonable proof of such payment within 60 days following that payment. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Transfer and Other Taxes.

(i)All amounts payable hereunder are exclusive of all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes (other than Taxes based on or attributable to income or gains), duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”).  All refundable Transfer Taxes shall be borne by BioMarin, and BioMarin shall be entitled to any and all refunds and credits attributable to the payment or incurrence of such Transfer Taxes.  Non-refundable Transfer Taxes shall be borne equally by BioMarin and Merck Serono, and Tax Returns relating to such Transfer Taxes shall be prepared by BioMarin unless the Parties agree otherwise.  Each Party shall use commercially reasonable efforts to obtain any available exemption from such Transfer Taxes and to cooperate with the other Party in providing any information or documentation that may be necessary to obtain such exemptions.

(ii)All personal property and similar ad valorem obligations levied with respect to the Transferred Assets for a Taxable period which begins on or before (but does not end on) the Transfer Time (collectively, the “Apportioned Obligations”) shall be apportioned between Merck Serono and BioMarin based on the number of days of such Taxable period ending on the Transfer Time (such portion of such Taxable period, the “Pre-Termination Tax Period”) and the number of days of such Taxable period beginning the day after the Transfer Time (such portion of such Taxable period, the “Post-Termination Tax Period”).  Merck Serono shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Termination Tax Period, and BioMarin shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Termination Tax Period.

(iii)Transfer Taxes and Apportioned Obligations shall be timely paid, and all applicable Tax Returns and similar filings, shall be timely filed, as provided by this Agreement and Law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 6.07(b)(i) or Section 6.07(b)(ii), as applicable.  Upon payment of any such Transfer Tax or Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 6.07(b)(i) or Section 6.07(b)(ii), as applicable, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(iv)Merck Serono shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless the BioMarin Indemnitees from, all Excluded Merck Serono Tax Liabilities.  BioMarin shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless the Merck Serono Indemnitees from, all Excluded BioMarin Tax Liabilities.

(c)Miscellaneous Tax Matters.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(i)Each of Merck Serono and BioMarin shall (1) provide the other with such assistance as may reasonably be requested under the regulations, statutory provisions or international treaties applicable to the requested Party by the other in connection with the preparation of any Tax Return, examination by any Taxing authority or Tax-related Proceeding in connection with the Product Business or the Transferred Assets, (2) retain and provide the other with any records or other information that may be relevant to such Tax Return, examination, or Tax-related Proceeding and (3) keep the other timely informed regarding the status of any examination or other Tax-related Proceeding that affects any amount required to be shown on any Tax Return of the other for any Taxable period.

(ii)Each Party shall use commercially reasonable efforts to timely execute and deliver (or to cause to be timely executed and delivered) any such certificates or forms (including IRS Form W-8BEN-E or any similar form) as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Tax imposed as a result of the transactions described in this Agreement.

(iii)The covenants contained in this Section 6.07 shall survive until 60 days following the expiration of the applicable statute of limitations (including extensions thereof).

Section 6.08No Competition.

(a)Throughout the Competition Period, Merck Serono shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in association with any other Person, (i) engage in manufacturing, marketing, supplying, selling or Exploiting a Competing Product anywhere in the world or (ii) grant or transfer any right or license to or enter into any collaboration or consultation with any Person, by Contract or otherwise, to manufacture, market, supply, sell or Exploit a Competing Product anywhere in the world.  As used herein, “Competing Product” means any product [*].  “Competition Period” means the period beginning on the Transfer Time and [*].

(b)Notwithstanding Section 6.08(a), Merck Serono may [*].

(c)Merck Serono acknowledges that its covenants set forth in this Section 6.08 are an essential element of this Agreement and that any breach by Merck Serono or any of its Affiliates of any provision of this Section 6.08 will result in irreparable injury to BioMarin.  Merck Serono acknowledges that in the event of such a breach, in addition to all other remedies available at Law, BioMarin shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.

(d)If the foregoing restrictions are determined by any court to be unenforceable for any reason whatsoever, then any such restrictions shall not be deemed void, and the Parties agree that such court is authorized by the Parties to modify the foregoing restriction to include the maximum restrictions allowable under Law.  Each of the Parties

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

acknowledges that this Section 6.08 has been negotiated by the Parties and that the restrictions are fair and reasonable in light of BioMarin’s plans for the Transferred Assets and the Products.

(e)In the event Merck Serono or any of its successors or assigns (i) consolidates with or merges into any other Person (or engages in any similar transaction) and is not the continuing or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Merck Serono shall assume all of the obligations set forth in this Section 6.08.

Section 6.09Non-Solicitation.

(a)For a period of [*] following Transfer Time, BioMarin shall not, and shall cause its subsidiaries not to, directly or indirectly, alone or in association with any other Person, (i) solicit, or encourage any subsidiary of BioMarin to solicit, any employee of Merck Serono or any Known Affiliate to leave the employ of Merck Serono or any Known Affiliate or (ii) hire or engage as an independent contractor any individual who is employed by Merck Serono or any Known Affiliate, provided, that this Section 6.09(a) shall not apply to (x) any individual whose employment with Merck Serono or any Affiliate of Merck Serono has been terminated by Merck Serono or any Affiliate of Merck Serono or (y) any employee of Merck Serono or any Affiliate of Merck Serono who initially contacts BioMarin or any of its subsidiaries seeking employment or (z) any employee of Merck Serono or any Affiliate of Merck Serono who is contacted as a result of, or responds to, any general solicitations of employment not specifically targeted at employees of Merck Serono or of any of its Affiliates.  “Known Affiliate” means an Affiliate of Merck Serono of which such affiliation BioMarin has knowledge of as of the Agreement Date.

(b)BioMarin acknowledges that its covenants set forth in this Section 6.09 are an essential element of this Agreement and that any breach by BioMarin or any of its subsidiaries of any provision of this Section 6.09 will result in irreparable injury to Merck Serono.  BioMarin acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Merck Serono shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate.

(c)If the foregoing restrictions are determined by any court to be unenforceable for any reason whatsoever, then any such restrictions shall not be deemed void, and the Parties agree that such court is authorized by the Parties to modify the foregoing restriction to include the maximum restrictions allowable under Law.  Each of the Parties acknowledges that this Section 6.09 has been negotiated by the Parties and that the restrictions are fair and reasonable in light of Merck Serono’s current business in the Territory.

Section 6.10Accounts Receivable and Payable.

(a)The Parties acknowledge and agree that all accounts receivable, notes receivable and other indebtedness owed by any Third Party arising from the sale of the Products in the Territory (“Accounts Receivable”), on a country-by-country basis, prior to the applicable Transfer Approval Date shall remain the property of Merck Serono or its Affiliates and shall be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

collected by Merck Serono or its Affiliates subsequent to the applicable Transfer Approval Date.  The Parties acknowledge and agree that all Accounts Receivable, on a country-by-country basis, on or after the applicable Transfer Approval Date shall be the property of BioMarin.  In the event that, on or after the applicable Transfer Approval Date, BioMarin or its Affiliates receives any payment from any obligor with respect to an Account Receivable that was accrued prior to the applicable Transfer Approval Date, then BioMarin shall, within [*] days of receipt of such payment, remit the full amount of such payment to Merck Serono.  In the case of the receipt by BioMarin of any payment of an Account Receivable from any obligor of both Merck Serono and BioMarin then, unless otherwise specified by such obligor, such payment shall be applied first to Accounts Receivable owed to BioMarin with the excess, if any, remitted to Merck Serono.  In the event that, subsequent to the applicable Transfer Approval Date, Merck Serono or any of its Affiliates receives any payments from any obligor with respect to an Account Receivable of BioMarin for any period on or after the applicable Transfer Approval Date, then Merck Serono shall, within [*] days of receipt of such payment, remit the full amount of such payment to BioMarin.  In the case of the receipt by Merck Serono of any payment of any Account Receivable from any obligor of both Merck Serono and BioMarin, then, unless otherwise specified by such obligor, such payment shall be applied first to Accounts Receivable owed to Merck Serono with the excess, if any, remitted to BioMarin.

(b)In the event that, on a country-by-country basis, subsequent to the applicable Transfer Approval Date, BioMarin or its Affiliates receives any invoices from any Third Party with respect to any account payable relating to the Product Business outstanding prior to the applicable Transfer Approval Date, then BioMarin shall, within [*] days of receipt of such invoice, provide such invoice to Merck Serono.  In the event that, on a country-by-country basis, subsequent to the applicable Transfer Approval Date, Merck Serono or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of BioMarin or any of its Affiliates for any period after the applicable Transfer Approval Date, then Merck Serono shall, within [*] days of receipt of such invoice, provide such invoice to BioMarin.

Section 6.11Risk of Loss.  Until the transfer of each Transferred Asset is legally effected to BioMarin hereunder, Merck Serono shall bear the risk of any loss or damage to the Transferred Assets from fire, casualty or any other occurrence.  On and following such transfer of a Transferred Asset to BioMarin hereunder, BioMarin shall bear the risk of any loss or damage to the Transferred Assets from fire, casualty or any other occurrence.

Section 6.12Subsequent Transfer of Transferred Assets.  For a period of up to [*] after the Transfer Time, if either BioMarin or Merck Serono becomes aware that any of the Transferred Assets has not been transferred to BioMarin, it shall promptly notify the other.  If no Third Party consent or approval is required to transfer such Transferred Asset, the Parties shall, as soon as reasonably practicable, transfer such Transferred Asset to BioMarin, at the expense of Merck Serono.  If one or more Third Party consents or approvals are required to transfer such asset, the Parties shall use commercially reasonable efforts to transfer such Transferred Asset to BioMarin as soon as reasonably practicable, including using commercially reasonable efforts to obtain any necessary Third Party consents or approvals.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 6.13Further Assurances.  Each of Merck Serono and BioMarin shall, at any time or from time to time after the Transfer Time, at the request of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in BioMarin all of Merck Serono’s right, title and interest in and to the Transferred Assets as contemplated hereby, (b) grant to each Party all rights contemplated herein to be granted to such Party under this Agreement and (c) otherwise make effective the transactions contemplated hereby.  In addition, to the extent any Transferred Asset is transferred to BioMarin and such Transferred Asset is encumbered by one or more Encumbrances, Merck Serono shall use, (i) for Encumbrances of any material Transferred Asset, its best efforts and (ii) for Encumbrances of any non-material Transferred Asset, its commercially reasonable efforts, to remove such Encumbrances in the ordinary course of business, and any such Liability associated with, or arising from, such Encumbrances shall be Excluded Liabilities hereunder, including for purposes of Section 8.01(a)(iv).

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES

Section 7.01Representations and Warranties of Merck Serono.  Merck Serono represents and warrants to BioMarin as of the Agreement Date and the Transfer Time, as follows:

(a)Merck Serono is a corporation duly organized, validly existing and in good standing under the laws of Switzerland.

(b)Merck Serono has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby.  All corporate acts required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained.

(c)This Agreement has been duly executed and delivered by Merck Serono and constitutes the legal, valid and binding obligations of Merck Serono enforceable against Merck Serono in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity.

(d)Except for, if required, the filings under any applicable competition Law in the Territory, and the expiration of the waiting periods thereunder, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Body or other Person is required for the execution and delivery by Merck Serono of this Agreement, the performance by Merck Serono of its obligations hereunder or the consummation by Merck Serono of the transactions contemplated hereby (other than the transfer of the Regulatory Approvals, the Transferred Clinical Trial Authorizations and the Transferred Orphan Designations as contemplated hereby).

(e)None of the execution, delivery or performance of this Agreement by Merck Serono (i) conflicts with or results in a breach under the certificate of incorporation, articles of association, bylaws or other similar governing instruments and organizational

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

documents of Merck Serono, (ii) assuming the receipt of all approvals, authorizations, consents or other order of any Governmental Body, the making of all registrations, notifications, declarations or filings with Governmental Bodies, and the termination or expiration of any waiting periods thereunder required to be made by or with respect to Merck Serono or any of its Affiliates (as and to the extent contemplated by Section 7.01(e)), conflicts with or results in a violation of any Law applicable to Merck Serono or the Transferred Assets, or (iii) conflicts with any agreement, instrument or understanding to which it or its Affiliates is a party or by which it or its Affiliates is bound or will result in the creation of an Encumbrance on the Transferred Assets.

(f)Merck Serono has, or its Affiliates have, good, valid and marketable title to, or valid Contract rights in, as applicable, the Transferred Assets, free and clear of all Encumbrances.

(g)Merck Serono and its Affiliates, with respect to the Transferred Assets and business operations related thereto, are and during the past [*] have been in compliance in all material respects with all Laws, including any Laws governing the development, approval, sale, marketing, promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Body, private health plan or entity, or individual.

(h)Merck Serono has made available to BioMarin [*] information [*] relating to the safety of the Products in the Territory, and all such information is true and correct in all material respects.

(i)There is no, and within the past [*] there has not been any, Proceeding pending or, to Merck Serono’s knowledge, threatened, in which Merck Serono or any of its Affiliates or sublicensees is a party relating to or involving the Transferred Assets, the Products or the Product Business.  There are no, and there has not been any, judicial orders, writs, injunctions, decrees, judgments or stipulations in force against Merck Serono or any of its Affiliates or sublicensees with respect to the Transferred Assets or the Product Business.  No claim or demand of any Person has been made or threatened, nor is there any Proceeding that is pending or threatened, that (i) challenges the rights of Merck Serono or any of its Affiliates in respect of any of the Transferred Assets or the Product Business, or (ii) asserts that the operation of the Product Business or the Exploitation of any Product or the processes used to make any Product is, was or will be infringing or otherwise in violation of any Intellectual Property of any Person or is, was or will be required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property of any Person.

(j)All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining all Transferred Intellectual Property that has been issued or granted by, or that has been applied for and are pending issuance or grant with, any Governmental Body have been paid in full in a timely manner to the proper Governmental Body.  All Transferred Intellectual Property is owned solely by Merck Serono or an Affiliate of Merck Serono, is active, is [*] valid and enforceable (if granted), and the ownership of the entire right, title and interest is recorded (through its entire chain of title

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

beginning with and including each inventor) with the applicable Governmental Body solely in the name of Merck Serono or an Affiliate of Merck Serono.

(k)Merck Serono has not received a written notice from any Person that asserts that the Exploitation of Kuvan infringes or would infringe the Patent Rights of any Person.  The transfer, reproduction or disclosure of the Transferred Assets to BioMarin pursuant to the terms of this Agreement, and [*] BioMarin’s Exploitation of the Transferred Assets in connection with its Exploitation of Kuvan consistent with Merck Serono’s Exploitation of Kuvan prior to the Transfer Time does not and would not reasonably be expected to infringe the Copyrights or misappropriate the trade secret rights of any other Person. To Merck Serono’s knowledge, no Person has infringed, misappropriated or otherwise violated any of the Transferred Intellectual Property.

(l)Except as disclosed by Merck Serono to BioMarin in the Dataroom prior to the Agreement Date, there are no Contracts to which Merck Serono or any of its Affiliates is a party relating to the Product Business or the Transferred Assets of the following nature:

(i)any license, covenant not to sue, immunity from suit or similar right granted from any Person to Merck Serono or any of its Affiliates of any Intellectual Property contained within, necessary for, or reasonably useful to the development, manufacturing, seeking or obtaining Regulatory Approval for, or commercialization of any Product or other Exploitation of the Product Business or the Transferred Assets;

(ii)any license, covenant not to sue, immunity from suit or similar right relating to any of the Transferred Assets granted from Merck Serono or any of its Affiliates to any other Person which is individually or in the aggregate material to the business, operations, assets, financial condition, results of operations or prospects of the Product Business;

(iii)any other agreement in effect as of the Agreement Date directly related to the development, manufacturing, seeking or maintaining Regulatory Approval for, or commercialization or clinical trial of any Product or other Exploitation of the Product Business or the Transferred Assets which is individually or in the aggregate material to the business, operations, assets, financial condition, results of operations or prospects of the Product Business;

(iv)any agreement with any Governmental Body or university or similar institution which is individually or in the aggregate material to the business, operations, assets, financial condition, results of operations or prospects of the Product Business; or

(v)any other agreement that is material to the business, operations, assets, financial condition, results of operations or prospects of the Product Business.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(m)Each of the Assigned Contracts is in effect and constitutes a legal, valid and binding Contract of Merck Serono or an Affiliate of Merck Serono and, to Merck Serono’s knowledge, each other party thereto, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity.  Merck Serono is not and, to Merck Serono’s knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any material obligation or covenant contained in any Assigned Contract, and Merck Serono has not given or received written notice to or from any Person relating to any such alleged material default.  Neither Merck Serono nor any of its Affiliates has, nor, to Merck Serono’s knowledge, any other party to any Assigned Contract has, waived any of its material rights thereunder or modified any material terms thereof.  Neither Merck Serono nor any of its Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Assigned Contract.  True and complete copies of all Assigned Contracts (including all amendments thereto) have been provided or made available to BioMarin prior to the Agreement Date on the Datawebsite, or will be provided by Merck Serono within [*] days after the Agreement Date.

(n)EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MERCK SERONO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO [*].

Section 7.02Representations and Warranties of BioMarin.  BioMarin represents and warrants to Merck Serono as of the Agreement Date and the Transfer Time, as follows:

(a)BioMarin is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)BioMarin has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby.  All corporate acts required to be taken to authorize such execution delivery, performance and consummation have been duly and properly taken and obtained.

(c)This Agreement has been duly executed and delivered by BioMarin and constitutes the legal, valid and binding obligation of BioMarin enforceable against BioMarin in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity.

(d)Except for, if required, the filings  any applicable competition Law in the Territory, and the expiration of the waiting periods thereunder, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Body or other Person is required for the execution and delivery by BioMarin of this Agreement, the performance by BioMarin of its obligations hereunder or the consummation by BioMarin of the transactions contemplated hereby (other than Regulatory Approvals as contemplated hereby).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(e)None of the execution, delivery or performance of this Agreement by BioMarin (i) conflicts with or results in a breach under the certificate of incorporation, articles of association, bylaws or other similar governing instruments and organizational documents of BioMarin, (ii) assuming the receipt of all approvals, authorizations, consents or other order of any Governmental Body, the making of all registrations, notifications, declarations or filings with Governmental Bodies, and the termination or expiration of any waiting periods thereunder required to be made by or with respect to BioMarin or its Affiliates (as and to the extent contemplated by Section 7.02(e)), conflicts with or results in a violation of any Law applicable to BioMarin or its Affiliates, or (iii) conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound.

ARTICLE VIII.  INDEMNIFICATION

Section 8.01Indemnification.

(a)Indemnification by Merck Serono.  Following the Transfer Time, but subject to the provisions of this Section 8.01, Merck Serono shall indemnify, defend and hold harmless BioMarin and its Affiliates, and their respective officers, directors, employees and agents (collectively, “BioMarin Indemnitees”) from and against, and compensate and reimburse the BioMarin Indemnitees for, any and all losses, claims, Proceedings, causes of action, liabilities, damages, judgments, demands, costs and expenses of any kind, whether known or unknown (collectively, “Losses”) asserted against or incurred by any BioMarin Indemnitee arising out of or related to:

(i)(1) any breach by Merck Serono of any of the representations or warranties made by Merck Serono in Section 7.01 (other than any breach of Section 7.01(f) or (2) any breach by Merck Serono of any of the representations or warranties made by Merck Serono in Section 7.01(f);

(ii)any failure of Merck Serono to perform or any breach by Merck Serono of any of its covenants, agreements or obligations contained in this Agreement;

(iii)any asset of Merck Serono or any of its Affiliates that is not a Transferred Asset hereunder;

(iv)any Excluded Liability;

(v)any failure of Merck Serono to pay any Excluded Merck Serono Tax Liability, including its share of Transfer Taxes and Apportioned Obligations allocated to Merck Serono under Section 6.07(b); or

(vi)the Exploitation of the Products or the Product Business by or on behalf of Merck Serono, its Affiliates or sublicensees, or the operation of the Product Business by or on behalf of Merck Serono, its Affiliates or sublicensees, in each case prior to the Transfer Time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)Indemnification by BioMarin.  Following the Transfer Time, but subject to the provisions of this Section 8.01, BioMarin shall indemnify and hold harmless Merck Serono and its Affiliates, and their respective licensors, licensees, officers, directors, employees and agents (collectively, “Merck Serono Indemnitees”) from and against, and compensate and reimburse the Merck Serono Indemnitees for, any and all Losses asserted against or incurred by any Merck Serono Indemnitee arising out of or related to:

(i)any breach by BioMarin of any of the representations or warranties made by BioMarin in Section 7.02 of this Agreement;

(ii)any failure of BioMarin to perform or any breach by BioMarin of any of its covenants, agreements or obligations contained in this Agreement;

(iii)any failure of BioMarin to pay any Excluded BioMarin Tax Liability, including its share of Transfer Taxes or Apportioned Obligations allocated to BioMarin under Section 6.07(b);

(iv)any Assumed Liability (including any Liability assumed by BioMarin pursuant to Section 3.02(a)(v);

(v)the Exploitation of the Products or the Product Business by or on behalf of BioMarin, its Affiliates or sublicensees or by Merck Serono through the performance of the Transition Services in compliance with this Agreement, or the operation of the Product Business by or on behalf of BioMarin, its Affiliates or sublicensees or by Merck Serono through the performance of the Transition Services in compliance with this Agreement, in each case at or after the Transfer Time; or

(vi)any Losses indemnifiable under Section 6.2 of the Transition Plan, including for this clause (vi) any Losses arising following the Agreement Date but prior to the Transfer Time.

(c)Claim Procedure.

(i)Each Party, on behalf of itself and its respective BioMarin Indemnitees or Merck Serono Indemnitees (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any Proceeding for which such Indemnitee intends to assert a right to indemnification under this Agreement (a “Claim”); provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure.  The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within [*] days of such written notice its obligation to indemnify the Indemnitee for any Losses to which such Indemnitee may become subject,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

including reasonable fees and disbursements of counsel and expenses of reasonable investigation relating to such Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim.  If the indemnifying Party fails to state in a written notice during such [*] day period its willingness to assume the defense of such a Claim, the BioMarin Indemnitee(s) or Merck Serono Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provides.  If there is a disagreement concerning the obligations of a Party hereunder, either the Indemnitee or the indemnifying Party may initiate litigation in a court of competent jurisdiction pursuant to the applicable provisions of Article XI for purposes of having the matter settled in accordance with the terms of this Agreement.

(ii)Notwithstanding Section 8.01(c)(i), the indemnifying Party shall not be entitled to assume the defense of any Claim, if (1) the Claim seeks, or could reasonably be expected to seek, an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines cannot be separated from any related claim for money damages or (2) the Claim could reasonably be expected to result in criminal liability.  If such equitable relief or other relief portion of the Claim can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, subject to the provisions of this Section 8.01(c).

(d)Limitations on Indemnification.

(i)The provisions for indemnity under Section 8.01(a)(i) or Section 8.01(b)(i) shall be effective only when the aggregate amount of all Losses for all Qualifying Claims for which indemnification is sought from any indemnifying Party exceeds [*], in which case the Indemnitee shall be entitled to indemnification of the Indemnitee’s Losses in excess thereof.  In no event shall any indemnifying Party have liability for indemnification under (A) (x) Section 8.01(a)(i) (1) or (y) Section 8.01(b)(i), as applicable, for any amount exceeding, in the aggregate, [*].  Notwithstanding the foregoing, the limitations on indemnification under this Section 8.01(d) shall not apply to any indemnification claim arising out of or related to the [*].

(ii)The amount of Losses recovered by an Indemnitee under Section 8.01(a) or Section 8.01(b), as applicable, shall be reduced by (1) any amounts actually recovered by the Indemnitee from a Third Party in connection with such claim and (2) the amount of any insurance proceeds paid to the Indemnitee relating to such claim, in each case ((1) and (2)), net of the Indemnitee’s costs of recovery, any deductible associated therewith to the extent paid and any increase in premiums resulting from such claims.  If any amounts referenced in the preceding clauses (1) and (2) are received after payment by the indemnifying Party of the full amount otherwise required to be paid to an Indemnitee pursuant to this Section 8.01, the Indemnitee shall repay to the indemnifying Party, promptly after such receipt, any amount that the indemnifying Party would not have had to pay pursuant to this Section 8.01 had such amounts been received prior to such payment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii)The representations and warranties of Merck Serono and BioMarin contained in this Agreement shall survive the Transfer Time and continue in full force and effect thereafter through and including 11:59 p.m. Pacific time, on the [*] anniversary of the Transfer Time; provided, that the representations and warranties contained in [*] shall remain in full force and effect and shall survive through and including 11:59 p.m. Pacific time, on the [*] anniversary of the Transfer Time.  The covenants, agreements and obligations of the Parties contained in this Agreement shall survive until fully performed or discharged, unless otherwise expressly provided herein.  In the event notice of any claim for indemnification under Section 8.01(a) or Section 8.01(b) shall have been given within the applicable survival period and such claim has not been finally resolved by the expiration of such survival period, the representations and warranties and covenants, as applicable, that are the subject of such claim shall survive the end of the survival period of such representations or warranties until such claim is finally resolved, but such representations and warranties and covenants shall survive only with respect to any such asserted claim.  It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 8.01(d) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be increased to the lengthened survival period contemplated hereby.

(iv)TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS A RESULT OF [*], NEITHER BIOMARIN NOR MERCK SERONO SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES OR INDEMNIFIED PARTIES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE), CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY, OTHER THAN TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY IN ANY THIRD PARTY CLAIM.

(v)For the avoidance of doubt, no Indemnitee shall be entitled to indemnification under this Section 8.01 in respect of any Loss to the extent such Indemnitee has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement.

(e)Tax Treatment of Indemnification Payments.  All payments made pursuant to this Section 8.01 shall be treated as adjustments to the Transfer Consideration for all Tax purposes, unless otherwise required by Law.

(f)Exclusive Remedy.  Subject to Section 11.02(c) or otherwise provided in this Agreement, each Party acknowledges and agrees that, following the Transfer Time, the remedies provided for in this Section 8.01 shall be the sole and exclusive remedies for claims

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby, except that nothing herein shall limit the liability of either Party for fraud, willful breach or intentional misrepresentation.  Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall, after the consummation of the transactions contemplated by this Agreement, give rise to any right on the part of BioMarin, on the one hand, or Merck Serono, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

(g)Investigation.  The right to indemnification or any other remedy based on representations, warranties, covenants or agreements of Merck Serono and BioMarin in this Agreement or any other document, certificate or other instrument required to be delivered by Merck Serono or BioMarin under this Agreement will not be affected by any investigation conducted (or capable of being conducted) by any Indemnitee or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnitee or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Transfer Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  Proceeding with the consummation of the transactions contemplated by this Agreement notwithstanding any inaccuracy of any representation or warranty, or non-performance of or non-compliance with any covenant or agreement of a Party hereunder, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE IX.  CONFIDENTIALITY

Section 9.01Confidentiality.  From and after the Agreement Date until the Transfer Approval Date, the confidentiality provisions of the License Agreement shall apply to any information disclosed to Merck Serono or BioMarin pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby.

Section 9.02Confidential Information.  From and after the Transfer Approval Date, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Article IX.  As used in this Article IX, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement, (b) all information disclosed to the Receiving Party by the Disclosing Party under the License Agreement or the Confidentiality Agreement entered into by the Merck Serono and BioMarin on April 19, 2004 (the “Confidentiality Agreement”), and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b).  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i)is or hereafter becomes generally available to the public by use, publication, general knowledge or the like other than by breach by the Receiving Party of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

terms of this Article IX or the confidentiality provisions of the License Agreement or the Confidentiality Agreement;

(ii)is received from a Third Party, other than a Representative of, or any other Person that disclosed Confidential Information on behalf of, the Disclosing Party, that is lawfully in possession of such information and is not in violation of any Contractual or legal obligation of confidentiality between such Third Party and the Disclosing Party with respect to such information;

(iii)was already in the possession of the Receiving Party prior to receipt from the Disclosing Party as shown in the written records of the Receiving Party or by other competent evidence; or

(iv)is or was independently developed by the Receiving Party without use or reference to Confidential Information of the Disclosing Party, as shown in the written records of the Receiving Party or other competent evidence.

Section 9.03BioMarin Confidential Information.  All Confidential Information obtained or controlled by Merck Serono (or its Affiliates or Representatives) from BioMarin (or its Affiliates or Representatives) (including all Confidential Information to the extent relating to the Product Business or the Transferred Assets disclosed by Merck Serono (or its Affiliates or Representatives) to BioMarin (or its Affiliates or Representatives) prior to the Transfer Time) which shall be deemed to be Confidential Information disclosed by BioMarin to Merck Serono for purposes of this Article IX following the Transfer Time (the “BioMarin Confidential Information”), shall be used by Merck Serono solely as required (a) in connection with the preparation of Merck Serono’s accounting records or with any audits, (b) in connection with the preparation of any Tax Returns or with any Tax-related Proceedings, (c) in connection with any Proceeding relating to the Transferred Assets (other than any Proceeding between the Parties), (d) in connection with any inspection of Merck Serono’s or its Affiliates’ facilities by a Governmental Body or (e) in connection with any required regulatory filing or reporting obligation or governmental inquiry relating to the Transferred Assets (each of (a)-(e), a “Merck Serono Permitted Purpose”), and for no other purpose.  For a period of [*] years after the Transfer Approval Date, Merck Serono shall not disclose, or permit the disclosure of, any of the BioMarin Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Merck Serono Permitted Purpose.  Merck Serono shall treat, and will cause its Affiliates and the Representatives of Merck Serono or any of its Affiliates to treat, the BioMarin Confidential Information as confidential, using the same degree of care as Merck Serono normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

Section 9.04Merck Serono Confidential Information.  All Confidential Information obtained or controlled by BioMarin (or its Affiliates or Representatives) from Merck Serono (or its Affiliates or Representatives) (excluding all Confidential Information to the extent relating to the Product Business or the Transferred Assets disclosed by Merck Serono (or its Affiliates or Representatives) to BioMarin (or its Affiliates or Representatives) prior to the Transfer Time) which shall be deemed to be Confidential Information disclosed by BioMarin to Merck Serono

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

for purposes of this Article IX following the Transfer Time (the “Merck Serono Confidential Information”), shall be used by BioMarin solely as required (a) in connection with the preparation of BioMarin’s accounting records or with any audits, (b) in connection with the preparation of any Tax Returns or with any Tax-related Proceedings, (c) in connection with any Proceeding relating to the Transferred Assets (other than any Proceeding between the Parties), (d) in connection with any inspection of BioMarin’s or its Affiliates’ facilities by a Governmental Body or (e) in connection with any required regulatory filing or reporting obligation or governmental inquiry relating to the Transferred Assets (each of (a)-(e), a “BioMarin Permitted Purpose”), and for no other purpose.  For a period of [*] years after the Transfer Approval Date, BioMarin shall not disclose, or permit the disclosure of, any of Merck Serono Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a BioMarin Permitted Purpose.  BioMarin shall treat, and will cause its Affiliates and Representatives of BioMarin or any of its Affiliates to treat, Merck Serono Confidential Information as confidential, using the same degree of care as BioMarin normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

Section 9.05Required Disclosure.  In the event either Party is requested pursuant to, or required by, Law (including pursuant to a pending Proceeding) to disclose any of the other Party’s Confidential Information (i.e., Merck Serono Confidential Information or BioMarin Confidential Information, as applicable), such Party, to the extent permitted by Law, will notify the other Party in a timely manner so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement.  Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose.  If in the absence of a protective order or the receipt of a waiver hereunder, a Party is required by Law to disclose such Confidential Information such Party may furnish it as required pursuant to Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

ARTICLE X.  TERMINATION

Section 10.01Termination.  Prior to the Transfer Time, this Agreement shall terminate on the earliest to occur of any of the following events:

(a)by the mutual written agreement of BioMarin and Merck Serono;

(b)by written notice delivered by BioMarin to Merck Serono, if (i) there has been a material misrepresentation or material breach by Merck Serono of a representation or warranty of Merck Serono contained in this Agreement or (ii) there shall be a material breach by Merck Serono of any covenant, agreement or obligation of Merck Serono in this Agreement, and such misrepresentation or breach described in clause (i) or (ii) is not cured within a period of [*] days after written notice thereof is given by BioMarin to Merck Serono; provided, that (1)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

misrepresentations or breaches shall not be considered to be “material” if, individually and in the aggregate, they have not had a Material Adverse Effect, and (2) BioMarin may not terminate this Agreement pursuant to this Section 10.01(b) if BioMarin is then in material breach of this Agreement;

(c)by written notice delivered by Merck Serono to BioMarin, if (i) there has been a material misrepresentation or material breach by BioMarin of a representation or warranty of BioMarin contained in this Agreement or (ii) there shall be a material breach by BioMarin of any covenant, agreement or obligation of BioMarin in this Agreement, and such misrepresentation or breach described in clause (i) or (ii) is not cured within a period of [*] days  after written notice thereof is given by Merck Serono to BioMarin; provided, that (1)  Merck Serono may only terminate this Agreement pursuant to this Section 10.01(c) if such misrepresentations or breaches prevent BioMarin from consummating the transactions contemplated by this Agreement, and (2) Merck Serono may not terminate this Agreement pursuant to this Section 10.01(c) if Merck Serono is then in material breach of this Agreement;

(d)by written notice delivered by either BioMarin or Merck Serono, (i) if there shall be in effect any Law that prohibits the consummation of the transactions contemplated by this Agreement or (ii) if a competent Governmental Body shall have issued a ruling, order or injunction or taken any other Proceeding which, in any such case of this clause (ii), permanently restrains, enjoins or prohibits the consummation of the transactions contemplated hereby and such ruling, order or injunction or other Proceeding shall have become final and non-appealable; or

(e)by written notice delivered by either Merck Serono or BioMarin, if the Pegvaliase Termination Agreement is terminated.

Section 10.02Notice of Termination.  Termination of this Agreement by either BioMarin or Merck Serono shall be by delivery of a written notice to the other.  Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 10.01 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 11.03 after giving effect to any cure period provided therein.

Section 10.03Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.01 by BioMarin or Merck Serono, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of BioMarin, Merck Serono or any of their respective Affiliates, except that [*] shall survive any termination of this Agreement.  Nothing in this Section 10.03 shall relieve either Party of liability for fraud or any material breach of this Agreement prior to the termination hereof.

Section 10.04Withdrawal of Certain Filings.  As soon as practicable following a termination of this Agreement for any reason, but in no event less than [*] days after such termination, BioMarin and Merck Serono shall, to the extent practicable, withdraw all filings,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.

ARTICLE XI.  MISCELLANEOUS

Section 11.01Entire Agreement.  This Agreement, together with all of the Exhibits and Schedules hereto, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof.

Section 11.02Controlling Law; Venue; Specific Performance.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws.

(b)Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the borough Manhattan, New York, New York.  Consistent with the preceding sentence, each of the Parties:

(i)Expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the borough of Manhattan, New York, New York (and each appellate court located in the State of New York) in connection with any such Proceeding;

(ii)Expressly agrees that the courts of competent jurisdiction in the borough of Manhattan, New York, New York shall be deemed to be a convenient forum; and

(iii)Expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the courts of competent jurisdiction in the borough of Manhattan, New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby waives (i) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (ii) any defenses in any Proceeding for specific performance, including the defense that a remedy at law would be adequate.

Section 11.03Notices.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

FedEx or by other internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 11.03 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five days’ prior to such address taking effect in accordance with this Section 11.03.  Such Notice shall be deemed to have been given as of the date delivered.

If to Merck Serono:

Ares Trading S.A.

Zone Industrielle de l’Ourietaz

1170 Aubonne

Switzerland

Attention: General Counsel

With a copy to (which shall not constitute notice):

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attention: General Counsel

If to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention: Chief Executive Officer

With a copy to (which shall not constitute notice):

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Attention: General Counsel

Section 11.04Publicity.  The Parties agree to keep the existence of this Agreement, the terms and conditions hereof, the transactions contemplated hereby, and any proposed termination hereof strictly confidential; provided, however that:

(a)The Parties shall each issue a press release announcing this Agreement and the transactions contemplated hereby in a form mutually agreed by them, and, except for any disclosure under (b), (c) or (d), prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)BioMarin and Merck Serono may disclose the terms and conditions of this Agreement to assert or enforce such Party’s rights under this Agreement, or to the extent that such disclosure is required by Law or legal process, including without limitation the securities Laws of the United States, and the Parties acknowledge and agree that the determination that a disclosure is required by Law shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure;

(c)If reasonably required in connection with the conduct of their respective businesses, BioMarin and Merck Serono may disclose the existence or terms of this Agreement to bankers, other business associates, shareholder, potential investors and analysts if such persons have agreed in writing to keep the information confidential, and upon the request of either Party, the other Party shall identify those Third Parties to whom such disclosure has been made; and

(d)Notwithstanding the foregoing, (i) each Party may, following the Agreement Date, make internal announcements to their respective employees and Affiliates regarding this Agreement and the transactions contemplated hereby, (ii) each Party may, following the Agreement Date, make public announcements that are consistent with the contents of the press releases contemplated by Section 11.04(a), and (iii) each Party may, subject to Section 6.06, communicate with any Governmental Body, customers and suppliers regarding this Agreement and the transactions contemplated hereby (to the extent that, in the case of customers and suppliers, such communications are consistent with the contents of the press releases contemplated by Section 11.04(a)).

Section 11.05Use of Names, Trade Names and Trademarks.  Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, Trademark or other designation of the other Party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the prior written consent of such other Party is obtained.

Section 11.06Accounting Procedures.  Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either (a) GAAP or (b) the conventions, rules and procedures promulgated by the International Accounting Standards Committee (“International Accounting Standards”), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied, including consistently applied throughout the organization and across all products of such Party.  To the extent necessary, any statement prepared in accordance with International Accounting Standards shall contain a reconciliation of all material line items to the most comparable GAAP presentation.

Section 11.07Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

Section 11.08Expenses.  Except as otherwise specified herein, and whether or not the Transfer Time takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

Section 11.09Bulk Sales Statutes.  BioMarin hereby waives compliance by Merck Serono with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

Section 11.10Assignment.  Except as provided in this Section 11.10, neither Party may transfer or assign this Agreement or any part hereof, directly, by operation of law, or otherwise, without the other Party’s prior written consent.  Either Party may assign or transfer this Agreement or any or all of its rights or obligations under this Agreement, in whole or in part, without the consent of the other Party to (a) any Affiliate or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates.  This Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and permitted assigns.  Any attempted transfer or assignment in violation of the foregoing will be null and void.

Section 11.11Amendments and Waivers.  No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement.  No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

Section 11.12Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

Section 11.13Undertakings of Affiliated Companies.  The Parties shall have the right to have any of their respective obligations hereunder performed by any of their respective Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by the Party; provided, however, that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by the Party to perform such obligations.  Each Party shall ensure that its Affiliates perform any obligation of such Party that is delegated to such Affiliate.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 11.14Approvals.  Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

Section 11.15Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument

Section 11.16Interpretation.

(a)The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement.

(b)Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise.  Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(c)The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(d)Whenever the context requires, the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(e)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(f)Any Law defined or referred to herein shall include any modification, amendment or re-enactment thereof, and any Law substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such Law.

(g)References to monetary amounts are denominated in Euros.

(h)As used in this Agreement, “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date Agreement Date by their respective authorized representatives thereunto duly authorized.

“Merck Serono”

ARES TRADING S.A.

By: /s/ Cedric Hyde

Name: Cedric Hyde

Title: Authorized Representative

By: /s/ James Singleton

Name: James Singleton

Title: Authorized Representative

“BioMarin”

BIOMARIN PHARMACEUTICAL INC.

By: /s/ G. Eric Davis

Name: G. Eric Davis

Title: SVP, General Counsel

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

List of Schedules:

Schedule 1.25 Existing Clinical Trials*

Schedule 1.37 Inventory Pricing Terms*

Schedule 3.01(d)Assigned Contracts (as updated hereto)*

Schedule 3.04Merck Serono Bank Account and Wire Transfer Instructions*

* The schedules to the Amended and Restated Termination and Transition Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.